LOAN AGREEMENT

between

COP - WESTERN AVE., LLC
as Borrower

and

GENERAL ELECTRIC CAPITAL CORPORATION
as Lender

September 7, 2012

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-ii-

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LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A	–	LEGAL DESCRIPTION OF PROJECT
EXHIBIT B	–	BUDGET
SCHEDULE 2.1	–	ADVANCE CONDITIONS
SCHEDULE 2.3(4)	–	LIBOR BREAKAGE AMOUNT DEFINITION
SCHEDULE 2.4(1)	–	CAPITAL REPLACEMENTS RESERVE
SCHEDULE 4.1	–	ORGANIZATIONAL MATTERS

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LIST OF DEFINED TERMS

Affiliate	1
Agreement	1
Anti-Money Laundering Laws	1
Assignment of Rents and Leases	1
Bank Secrecy Act	2
Bankruptcy Party	38
Borrower	1
Borrower Party	2
Budget	2
Business Day	2
Cap Agreement	14
Cash Liquidity Balances	2
Cash on Cash Return	2
Closing Date	2
Collateral	2
Compliance Certificate	2
Contract Rate	10
Cornerstone REIT	2
Counterparty	15
Debt	3
Debt Service	3
Debt Service Coverage	3
Default Rate	3
Environmental Laws	3
ERISA	21
Eurodollar Business Day	1
Event of Default	3
Exit Fee	14
Financial Institution	4
Guarantors	4
Guaranty	4
Hazardous Materials	4
Interest Holder	31
Interest Period	4
Lender	1
Lender Investment Claims	45
Libor Floor Rate	4
Libor Rate	4
Lien	4
Loan	5
Loan Documents	5
Loan Year	5
Loss Proceeds	5
LTV Ratio	5

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Management Agreement	5
Manager	5
Maturity Date	6
Mortgage	6
Net Cash Flow	6
Note	6
OFAC	6
Operating Expenses	6
Operating Revenues	7
Origination Fee	14
Patriot Act	7
Permitted Encumbrances	7
Person	7
Potential Default	7
Project	7
Restoration Threshold	7
Secondary Market Transaction	7
Single Purpose Entity	7
Site Assessment	8
Specially Designated National and Blocked Persons	8
Spread Maintenance Amount	8
Standard Adjustments	8
Subordination of Property Management Agreement	9
Tangible Net Worth	9
Tax and Insurance Escrow Reserve	9
Test Period	9
Transfer	30
U.S. Person	10
UCC	9
Underwritten NOI	10
Underwritten Operating Expenses	10
Underwritten Operating Revenues	10

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LOAN AGREEMENT

This Loan Agreement (this "Agreement") is entered into as of September 7, 2012 between GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation ("Lender"), and COP - WESTERN AVE., LLC, a California limited liability company ("Borrower").

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1           Certain Definitions. As used herein, the following terms have the meanings indicated:

"Affiliate" means, as to any Person, (a) any corporation in which such Person or any partner, shareholder, director, officer, member, or manager of such Person, at any level, directly or indirectly owns or controls more than ten percent (10%) of the beneficial interest, (b) any partnership, joint venture or limited liability company in which such Person or any partner, shareholder, director, officer, member, or manager of such Person, at any level, is a partner, joint venturer or member, (c) any trust in which such Person or any partner, shareholder, director, officer, member or manager of such Person, at any level, or any individual related by birth, adoption or marriage to such Person, is a trustee or beneficiary, (d) any entity of any type which is directly or indirectly owned or controlled by (or is under common control with) such Person or any partner, shareholder, director, officer, member or manager of such Person, at any level, (e) any partner, shareholder, director, officer, member, manager or employee of such Person, or (f) any individual related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of such Person. Each Borrower Party shall be deemed to be an Affiliate of Borrower.

"Agreement" means this Loan Agreement.

"Anti-Money Laundering Laws" means those laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a Financial Institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

"Assignment of Rents and Leases" means the Assignment of Rents and Leases, executed by Borrower for the benefit of Lender, and pertaining to leases of space in the Project.

"Bank Secrecy Act" means the Bank Secrecy Act, 31 U.S.C. Sections 5311 et seq.

"Borrower Party" means any Guarantor and any general partner or managing member in Borrower, at any level.

"Budget" means the budget attached as Exhibit B showing total costs relating to the subject transaction, use of the initial advance of the Loan, and amounts allocated for future advances (if any).

"Business Day" means a day other than a Saturday, a Sunday, or a legal holiday on which national banks located in the State of New York are not open for general banking business.

"Cash Liquidity Balances" means Lien-free (a) cash balances maintained in the conventional forms of demand deposits and money market account deposits, (b) monies held in cash reserves and other cash equivalents reasonably acceptable to Lender, (c) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America, in each case due within one year, (d) certificates of deposit issued by any bank with combined capital, surplus and undivided profits of at least $500,000,000 (as of the date such certificate of deposit is acquired), doing business in and incorporated under the laws of the United States of America or any State thereof, and whose deposits are insured through the Federal Deposit Insurance Corporation, in each case due within one year, and (e) without duplication, unfunded, unpledged and unencumbered capital commitments that are available to be called by Guarantor, without restriction, in Guarantor's sole discretion. Notwithstanding the foregoing, Cash Liquidity Balances shall not include any reserves maintained by Borrower with respect to the Project and shall not include any funds held in reserves or impounds maintained by Lender.

"Cash on Cash Return" means, as of any date, the ratio, expressed as a percentage, of (a) Underwritten NOI to (b) the outstanding principal balance of the Loans.

"Closing Date" means the date on which Lender makes the initial advance of Loan proceeds.

"Collateral" means the Project and all other "Mortgaged Property" described in the Mortgage, and any other property that at any time secures the Loan or any portion thereof.

"Compliance Certificate" means a certificate executed by Guarantor's chief financial officer, in scope and detail reasonably satisfactory to Lender, certifying to Lender Guarantor's then-current Tangible Net Worth and Cash Liquidity Balances.

"Contract Rate" has the meaning assigned in Article 2.

"Cornerstone REIT" means Cornerstone Core Properties REIT, Inc., a Maryland corporation.

"Counterparty" has the meaning assigned in Section 2.5.

"Debt" means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or any of its assets is liable or subject, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person or any of its assets would be liable or subject, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners, members (or other equity holders) or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person or any of its assets is liable or subject, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person or any of its assets is liable or subject, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

"Debt Service" means the aggregate interest, fixed principal, and other payments due under the Loan for the period of time for which calculated, provided that the interest component of such payments shall be reduced by amounts that would be payable (based on the then current interest rate payable on the Loan) to Borrower under the Cap Agreement then in effect, provided (a) such Cap Agreement and the Counterparty thereto comply with the requirements of Section 2.5 and (b) the benefits of such Cap Agreement are pledged to Lender pursuant to an Interest Rate Cap Security Agreement. The foregoing calculation shall exclude payments applied to escrows or reserves required by Lender under the Loan Documents.

"Debt Service Coverage" means, as of any date, the ratio of Underwritten NOI to annualized Debt Service.

"Default Rate" means the lesser of (a) the maximum per annum rate of interest allowed by applicable law, and (b) five percent (5%) per annum in excess of the Contract Rate.

"Environmental Laws" means any federal, state or local law (whether imposed by statute, ordinance, rule, regulation, administrative or judicial order, or common law), now or hereafter enacted, governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including, without limitation, such laws governing or regulating (a) the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, release, discharge of, or exposure to, Hazardous Materials, (b) the transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of such property, or (c) requiring notification or disclosure of releases of Hazardous Materials or other environmental conditions whether or not in connection with a transfer of title to or interest in property.

"Event of Default" has the meaning assigned in Article 10.

"Financial Institution" means a United States Financial Institution as defined in 31 U.S.C. Section 5312, as periodically amended.

"Guarantors" means the Persons, if any, executing a Guaranty, including Cornerstone REIT.

"Guaranty" means the instruments of guaranty, if any, now or hereafter in effect from a Guarantor to Lender.

"Hazardous Materials" means (a) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by-product thereof, (b) asbestos or asbestos-containing materials, (c) polychlorinated biphenyls (pcbs), (d) radon gas, (e) underground storage tanks, (f) any explosive or radioactive substances, (g) lead or lead-based paint, or (h) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any governmental authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws.

"Interest Holder" has the meaning assigned in Section 8.1.

"Interest Period" means (a) for the first Interest Period, the period from the Closing Date through the last day of the month in which the Closing Date occurs, and (b) for each Interest Period thereafter, the 3-month period commencing on the first day of the calendar month following the end of the preceding Interest Period through the last day of such 3-month period.

"Lender Investment Claims" has the meaning assigned in Section 12.7.

"Libor Breakage Amount" has the meaning assigned in Schedule 2.3(4).

"Libor Floor Rate" means one-quarter percent (0.25%) per annum.

"Libor Rate" means, for each Interest Period, the British Bankers Association LIBOR Rate (rounded upward to the nearest one-sixteenth of one percent) listed on Reuters Screen LIBOR01 Page for U.S. Dollar deposits with a designated maturity of three (3) months, determined as of 11:00 a.m. London Time on the date two Eurodollar Business Days prior to the first day of such Interest Period, provided that (a) if Reuters publishes more than one (1) such rate, the average of such rates shall apply, or (b) if Reuters ceases to publish such rate, or if in Lender's reasonable judgment the information contained on such page ceases to accurately reflect the rate offered by leading banks in the London interbank market as reported by any publicly available source of similar market data selected by Lender, the Libor Rate for such Interest Period shall be determined from such substitute financial reporting service as Lender in its discretion shall determine. The term "Eurodollar Business Day" shall mean any Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

"Lien" means any interest, or claim thereof, in the Collateral securing an obligation owed to, or a claim by, any Person other than the owner of the Collateral, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Collateral.

"Loan" means the loan to be made by Lender to Borrower under this Agreement and all other amounts evidenced or secured by the Loan Documents.

"Loan Documents" means: (a) this Agreement, (b) the Note, (c) the Mortgage, (d) the Assignment of Rents and Leases, (e) UCC financing statements, (f) the Subordination of Property Management Agreement, (g) each Guaranty, (h) such assignments of management agreements, contracts and other rights as may be required by Lender, (i) any letter of credit provided to Lender in connection with the Loan, (j) all other documents evidencing, securing, governing or otherwise pertaining to the Loan, and (k) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.

"Loan Year" means the period between the Closing Date and September 30, 2013 for the first Loan Year and the period between each succeeding October 1 and September 30 until the Maturity Date.

"Loss Proceeds" means amounts, awards or payments payable to Borrower or Lender in respect of all or any portion of the Project in connection with a casualty or condemnation thereof (after the deduction therefrom and payment to Borrower and Lender, respectively, of any and all reasonable out-of-pocket expenses incurred by Borrower and Lender in the recovery thereof, including all reasonable attorneys' fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such casualty or condemnation) including proceeds from rental or business interruption insurance.

"LTV Ratio" means, as of the date of determination, the ratio, expressed as a percentage, of (a) the outstanding principal balance of the Loan as of such date, to (b) the value of the Project as of such date, as determined by Lender in its reasonable judgment and in accordance with its customary underwriting practices and procedures in effect at the time of such determination for assets of a similar nature to the Project.

"Management Agreement" means that certain Real Estate Property Management Agreement dated as of December 10, 2008, between Manager and Borrower with respect to the management of the Project by the Manager, together with any management agreements entered into with future Managers in accordance with the terms of this Agreement.

"Manager" means Essex Realty Management, Inc., a California corporation, which is the initial property manager of the Project under the Management Agreement, together with any successor property managers appointed for the Project in accordance with the terms of this Agreement.

"Maturity Date" means the earlier of (a) September 30, 2014, as such date may possibly be extended in accordance with Section 2.3(3), or (b) any earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

"Mortgage" means the Deed of Trust, Security Agreement and Fixture Filing, executed by Borrower in favor of Lender, covering the Project.

"Net Cash Flow" means, for any period, the amount by which Operating Revenues exceed the sum of (a) Operating Expenses, (b) Debt Service paid during such period, (c) capital expenditures, tenant improvement costs and leasing commissions, each approved by Lender and paid by Borrower during such period, (d) any actual payment into a working capital reserve maintained by Borrower for the Project in an amount not to exceed $0.10, and (e) any actual payment into impounds, escrows, or reserves required under the Loan Documents, except to the extent that any such payment is already included within the definition of Operating Expenses. No deduction for capital expenditures shall be made until such expenditure is actually paid by Borrower or the reserve amount is actually deposited with Lender. In addition, Net Cash Flow shall be increased by (i) any proceeds withdrawn from reserves and impounds funded out of Operating Revenues to the extent such proceeds are not applied to Operating Expenses, and (ii) any payments received under any Cap Agreement.

"Note" means the Promissory Note of even date, in the stated principal amount of $9,620,000.00, executed by Borrower, and payable to the order of Lender in evidence of the Loan, and all promissory notes delivered in substitution or exchange therefor, in each case as the same may be consolidated, replaced, severed, modified, amended or extended from time to time in accordance with this Agreement.

"OFAC" means the Office of Foreign Assets Control, Department of the Treasury.

"Operating Expenses" means, for any period, all reasonable and necessary expenses of operating the Project in the ordinary course of business which are paid in cash by Borrower during such period and which are directly associated with and fairly allocable to the Project for the applicable period, including ad valorem real estate taxes and assessments, insurance premiums, utility charges, regularly scheduled tax and insurance impounds paid to Lender, repair and maintenance costs, management fees and costs, wages, salaries, personnel expenses, accounting, legal and other professional fees, fees and other expenses incurred by Lender and reimbursed by Borrower under the Loan Documents and deposits to any capital replacement, leasing or other reserves required under the Loan Documents. Notwithstanding the foregoing, Operating Expenses shall exclude Debt Service, capital expenditures, tenant improvement costs, leasing commissions, any of the foregoing operating expenses which are paid from deposits to cash reserves and such deposits were previously included as Operating Expenses, any payment or expense for which Borrower was or is to be reimbursed from Loss Proceeds or proceeds of the Loan or by any third party, any sales, use, occupancy or other taxes on receipts for which Borrower must account to any governmental authority, and any non-cash charges such as depreciation and amortization. For purposes of determining Net Cash Flow only, any management fee or other expense payable to Borrower or to an Affiliate of Borrower shall be included as an Operating Expense only with Lender's prior approval. Operating Expenses shall not include federal, state or local income taxes.

"Operating Revenues" means, for any period, all cash receipts of Borrower during such period from the ownership and operation of the Project or otherwise arising in respect of the Project after the date hereof which are properly allocable to the Project for the applicable period, including receipts from leases and parking agreements, concession fees and charges, utility charges, interest received on credit accounts, service fees and charges, license fees, any required pass-throughs and other reimbursements paid by tenants under leases of any nature, other miscellaneous operating revenues and Loss Proceeds from rental or business interruption insurance, but excluding (a) security deposits and earnest money deposits until they are forfeited by the depositor, (b) advance rentals until they are earned, (c) proceeds from a sale or other disposition of the Project or any interest therein, (d) any disbursements to Borrower from any impounds, escrows, or reserves required under the Loan Documents, and (e) any sales, use, occupancy or other taxes on receipts for which Borrower must account to any governmental authority.

"Origination Fee" has the meaning assigned in Section 2.3(5)

"Patriot Act" means the USA PATRIOT Act of 2001, Pub. L. No. 107-56.

"Permitted Encumbrances" has the meaning set forth in the Mortgage.

"Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

"Potential Default" means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

"Project" means an approximately 116,433 square foot industrial building, and all related facilities, amenities, fixtures, and personal property owned by Borrower and any improvements now or hereafter located on the real property described in Exhibit A.

"Restoration Threshold" means $350,000.

"Secondary Market Transaction" has the meaning assigned in Section 12.9(2).

"Single Purpose Entity" shall mean a Person (other than an individual, a government, or any agency or political subdivision thereof), which (a) exists solely for the purpose of owning the Project, (b) conducts business only in its own name, (c) does not engage in any business or have any assets unrelated to the Project, (d) does not have any Debt other than as permitted by this Agreement, (e) has its own separate books, records and accounts (with no commingling of assets), (f) allocates fairly and reasonably any overhead expenses that are shared with any Affiliate including paying for office space and services performed by any employee of any Affiliate, (g) files its own tax returns, (h) holds itself out as being a Person separate and apart from any other Person, and promptly corrects any known misunderstandings regarding its separate identity, (i) observes corporate and partnership formalities independent of any other entity, and (j) otherwise constitutes a single purpose, bankruptcy remote entity as determined by Lender.

"Site Assessment" means an environmental engineering report for the Project prepared by an engineer engaged by Lender at Borrower's expense, and in a manner satisfactory to Lender, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about the Project, and the past or present discharge, disposal, release or escape of any such substances, all consistent with ASTM Standard E1527-05 (or any successor thereto published by ASTM) or ASTM Standard E1903-97 (2002) (or any successor thereto published by ASTM), as applicable, and other good customary and commercial practice.

"Specially Designated National and Blocked Persons" means those Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC.

"Spread Maintenance Amount" means the amount equal to the product obtained by multiplying (a) the principal amount of the Loan being prepaid by (b) the sum of 4.3% plus the positive difference (if any) between the Libor Floor Rate and the Libor Base Rate by (c) the quotient obtained by dividing (i) the number of days from the date of such prepayment to (and including) September 30, 2013, by (ii) 360.

"Standard Adjustments" means the following assumptions and adjustments to be made when calculating Underwritten NOI, Underwritten Operating Expenses and Underwritten Operating Revenues:

(1)         an occupancy rate equal to the lesser of (i) the market occupancy rate or (ii) the Project's actual occupancy rate; but in no event more than a ninety-five percent (95%) occupancy rate;

(2)         capital reserves of $0.10 per gross square foot;

(3)         a management fee equal to the greater of the Project's actual management fee (as approved by Lender, if Lender's approval is required under this Agreement) or three percent (3.0%) of Operating Revenues;

(4)         increases in Operating Expenses estimated to occur during the twelve (12) months following the date of calculation due to, among other things, inflation, projected increases in the Project's assessed value and compliance with Section 3.1 of this Agreement, as reasonably determined by Lender; and

(5)         Operating Revenues shall exclude, without limitation, (i) revenue from tenants (A) that are not physically occupying their leased premises, (B) that are delinquent in the payment of their monetary obligations, or that are otherwise in default in a manner that entitles the landlord to terminate their tenancy, (C) under month-to-month tenancies, (D) who are the subject of any voluntary or involuntary bankruptcy, insolvency, liquidation, reorganization or similar proceeding (to the extent that such tenant has not assumed such lease in bankruptcy), (E) then in a free rent period; provided, however, if any tenant's lease has a remaining free rent period of nine (9) months or less as of the date of calculation, Operating Revenues shall include the rent actually payable under such lease during the 12-month period following the date of calculation, (F) that exceeds the then-current market rents for Comparable Projects (defined below), and (G) with leases that expire within six (6) months following the date as of which Underwritten NOI is to be calculated, (ii) any interest income received or owed from any source (except that Operating Revenues shall include payments received from tenants that are in the nature of rent even if such payments are structured as interest payments for tax or other reasons), (iii) recovery from tenants of any amounts expended or reimbursed by Borrower for tenant improvements, whether in the form of rent, loan repayment, or otherwise, (iv) lease termination fees or payments, (v) Loss Proceeds (other than proceeds from rental or business interruption insurance), and (vi) any other extraordinary or non-recurring revenue or expense items.

As used above, the "market occupancy rate" means the average occupancy rate of industrial buildings that are similar in size and quality to the Project and that are located in the Project's geographic market or sub-market area, all as determined by Lender ("Comparable Projects").

"Subordination of Property Management Agreement" means the Subordination of Property Management Agreement executed by the Manager and Borrower in favor of Lender.

"Tangible Net Worth" means total assets (excluding the value of Guarantor's direct or indirect interest in Borrower, and excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles) less total liabilities, including accrued and deferred income taxes, and any reserves against assets, determined in accordance with generally accepted accounting principles, consistently applied.

"Tax and Insurance Escrow Reserve" has the meaning assigned in Section 3.4.

"Test Period" means the 12-month period ending on the last day of the calendar month immediately preceding the calculation date.

"Transfer" has the meaning assigned in Section 8.1.

"UCC" means the Uniform Commercial Code as enacted and in effect in the state where the Project is located (and as it may from time to time be amended); provided that, to the extent that the UCC is used to define any term in this Agreement or in any other Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, however, that if, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender's Liens on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the state where the Project is located, the term "UCC" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for the purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

"Underwritten NOI" means the amount by which Underwritten Operating Revenues exceed Underwritten Operating Expenses.

"Underwritten Operating Expenses" means, for any Test Period, Operating Expenses for such Test Period, as determined and adjusted by Lender to reflect the Standard Adjustments and otherwise in accordance with its then current audit policies and procedures for properties similar to the Project.

"Underwritten Operating Revenues" means, for any Test Period, Operating Revenues for the last calendar month of such Test Period, times twelve, as determined and adjusted by Lender to reflect the Standard Adjustments and otherwise in accordance with its then current audit policies and procedures for properties similar to the Project.

"U.S. Person" means any United States citizen, any entity organized under the laws of the United States or its constituent states or territories, or any entity, regardless of where organized, having its principal place of business within the United States or any of its territories.

ARTICLE 2

LOAN TERMS

Section 2.1           The Loan. The Loan of up to NINE MILLION SIX HUNDRED TWENTY THOUSAND AND NO/100 DOLLARS ($9,620,000.00) shall be funded in one or more advances and repaid in accordance with this Agreement. The initial advance of the Loan shall be in the amount of up to $8,900,000.00. The initial advance and all subsequent advances for the items shown on the Budget shall be made upon Borrower's satisfaction of the conditions for such advances described in Schedule 2.1. The Loan is not a revolving credit loan, and Borrower is not entitled to any readvances of any portion of the Loan which it may (or is otherwise required to) prepay pursuant to the provisions of this Agreement.

Section 2.2           Interest Rate; Late Charge. During each Interest Period, the outstanding principal balance of the Loan (including any amounts added to principal under the Loan Documents) shall bear interest at a rate of interest (the "Contract Rate"), equal to the sum of four and three-tenths percent (4.30%) per annum plus the greater of (1) the Libor Rate in effect for such Interest Period, or (2) the Libor Floor Rate. Interest owing for each month shall be computed on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the first day of such month (or, for the initial advance, from the date of such advance). Principal and other amortization payments shall be applied to the Loan balance as and when actually received. If Borrower fails to pay any installment of interest or principal within five (5) days of (and including) the date on which the same is due, Borrower shall pay to Lender a late charge on such past-due amount, as liquidated damages and not as a penalty, equal to five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law. The foregoing late charge is intended to compensate Lender for the expenses incident to handling any such delinquent payment and for the losses incurred by Lender as a result of such delinquent payment. Borrower agrees that, considering all of the circumstances existing on the date this Agreement is executed, the late charge represents a reasonable estimate of the costs and losses Lender will incur by reason of late payment. Borrower and Lender further agree that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix. Acceptance of the late charge shall not constitute a waiver of the default arising from the overdue installment, and shall not prevent Lender from exercising any other rights or remedies available to Lender. While any Event of Default exists, the Loan shall bear interest at the Default Rate.

Section 2.3         Terms of Payment. The Loan shall be payable as follows:

(1)         Interest. On the Closing Date, Borrower shall make a payment of interest only for the first Interest Period. Thereafter, commencing on November 1, 2012, Borrower shall pay interest in arrears on the first day of each month until all amounts due under the Loan Documents are paid in full.

(2)         Principal Amortization. Commencing on November 1, 2013, and continuing on the first day of each month until all amounts due under the Loan Documents are paid in full, Borrower shall make monthly principal amortization payments in accordance with this Section 2.3(2), which payments shall be applied to the outstanding principal balance of the Loan. Lender shall calculate the total amount of principal payments payable from November 1, 2013 to the Maturity Date based upon a 30-year amortization schedule, an amortization period which begins on October 1, 2013, a fixed interest rate equal to the Contract Rate in effect as of October 1, 2013 and the outstanding principal balance of the Loan as of October 1, 2013. The monthly amortization payment shall equal the total amount of principal payable for such period (calculated as set forth above) divided by the number of monthly payments during such period. The foregoing notwithstanding, upon any additional advance of Loan funds Lender shall recalculate the amount of the monthly principal amortization payment owing for the remainder of the Loan term, based upon the new outstanding principal balance and the Contract Rate then in effect, and such revised principal amortization payment shall be due commencing on the first day of the month immediately following the month in which such additional advance or prepayment (as applicable) is made. In addition, if the term of the Loan is extended in accordance with Section 2.3(3), then Lender shall recalculate the amount of the monthly principal amortization payment owing during such extension period, based upon the then-remaining portion of the 30-year amortization schedule, the outstanding principal balance of the Loan and the Contract Rate in effect as of the first day of such period. Lender's determination of the amount of the monthly amortization payments to be made by Borrower under this Agreement shall be conclusive absent manifest error.

(3)         Maturity. On the Maturity Date, Borrower shall pay to Lender all outstanding principal, accrued and unpaid interest, and any other amounts due under the Loan Documents. Subject to the provisions of this Section 2.3(3), Borrower, at its option, may extend the term of the Loan for one (1) additional 12-month period. Borrower's right to extend the term of the Loan is subject to the satisfaction of each of the following conditions:

(a)          Borrower shall deliver to Lender a written request to extend the term of the Loan (the "Extension Request") at least sixty (60) days, but not more than ninety (90) days, before the then existing Maturity Date.

(b)          No Event of Default or Potential Default has occurred and is continuing on the date on which Borrower delivers the Extension Request to Lender, or on the date the extension period commences.

(c)          Borrower shall have paid to Lender, in immediately available funds, an extension fee equal to one-half percent (0.50%) of the outstanding principal balance of the Loan as of the first day of such extension.

(d)          During the extended term of the Loan, all terms and conditions of the Loan Documents (other than the original Maturity Date) shall continue to apply except that Borrower shall have no further right to extend the term of the Loan.

(e)          The Cash on Cash Return equals or exceeds nine percent (9.0%), and the Debt Service Coverage (based on the Contract Rate which will be in effect upon commencement of such extension period) equals or exceeds 1.30:1.0; provided, however, that if, based on the outstanding Loan balance as of the date of calculation, Borrower fails to satisfy the foregoing Cash on Cash Return and/or Debt Service Coverage condition(s), Borrower may satisfy such condition(s) by paying down the outstanding Loan balance to an amount that would result in such condition(s) being satisfied.

(f)          Borrower shall have delivered to Lender (i) a copy of a Cap Agreement with a term through the end of the extension period, a notional amount of not less than the then outstanding principal balance of the Loan, and a strike price that does not exceed the rate which, when included in the Contract Rate, would result in a Debt Service Coverage of 1.05:1.0 (and that otherwise complies with the requirements of Section 2.5, including the rating of the Counterparty), and (ii) an Interest Rate Cap Security Agreement covering such Cap Agreement, duly executed by Borrower, together with the consent of the Counterparty to the Interest Rate Cap Security Agreement.

(g)          Borrower shall cause to be delivered to Lender at Borrower's expense an updated Site Assessment satisfactory to Lender, which shall show no adverse matters or items not reflected in the Site Assessment obtained in connection with the closing of the Loan (and, as to any adverse matters or items reflected in the original Site Assessment, none shall have worsened).

(h)          Borrower shall cause to be delivered to Lender at Borrower's expense an updated engineering and an updated seismic report, each report satisfactory to Lender, which shall show no adverse matters or items not reflected in the engineering report or the seismic report obtained in connection with the closing of the Loan (and, as to any adverse matters or items reflected in the original engineering report or the seismic report, none shall have worsened).

(i)          Borrower shall deliver or cause Guarantor to deliver a Compliance Certificate and such other evidence reasonably satisfactory to Lender that Guarantor's Tangible Net Worth and Cash Liquidity Balances equal or exceed the amounts set forth in Section 10.9.

(j)          Borrower shall execute and deliver such other instruments, certificates, opinions of counsel and documentation as Lender shall reasonably request in order to preserve, confirm or secure the Liens and security granted to Lender by the Loan Documents, including any amendments, modifications or supplements to any of the Loan Documents, endorsements to Lender's title insurance policy and, if required by Lender, estoppels and other certificates.

(k)          Borrower shall pay all costs and expenses incurred by Lender in connection with such extension of the Loan, including Lender's attorneys' fees and disbursements.

(4)         Prepayment. During the first Loan Year (the "Prepayment Premium Period"), Borrower may prepay the Loan, in whole but not in part, upon not less than thirty (30) days' prior written notice to Lender and upon payment of a prepayment premium equal to the Spread Maintenance Amount. Thereafter, upon not less than thirty (30) days' prior written notice to Lender, Borrower may prepay the Loan, in whole but not in part, without any prepayment premium (subject, however, to the payment of the Libor Breakage Amount, if any, as required below). If the Loan is prepaid, in whole or in part, including pursuant to a casualty or condemnation, each such prepayment shall be made to Lender together with (a) the accrued and unpaid interest on the principal amount prepaid, (b) the Libor Breakage Amount, if any, calculated as provided in Schedule 2.3(4), and (c) the Exit Fee. If the Loan is accelerated during the Prepayment Premium Period for any reason other than casualty, condemnation or pursuant to Section 8.5, Borrower shall pay, in addition to the amounts described in the preceding sentence, the Spread Maintenance Amount. The prepayment premium required by this Section 2.3(4) is acknowledged by Borrower to be partial compensation to Lender for the cost of reinvesting the Loan proceeds and for the loss of the contracted rate of return on the Loan. Furthermore, Borrower acknowledges that the loss that may be sustained by Lender as a result of such a prepayment by Borrower is not susceptible of precise calculation and the prepayment premium represents the good faith effort of Borrower and Lender to compensate Lender for such loss. By initialing this provision where indicated below, Borrower waives any rights it may have under California Civil Code Section 2954.10, or any successor statute, and Borrower confirms that Lender's agreement to make the Loan at the interest rate(s) and on the other terms set forth herein constitutes adequate and valuable consideration, given individual weight by Borrower, for the prepayment provisions set forth in this Section 2.3(4).

Borrower's Initials

(5)         Fees. As partial consideration for Lender's agreement to make the Loan, Borrower shall pay to Lender (a) a loan origination fee of $96,200.00 (the "Origination Fee"), and (b) an exit fee equal to $96,200.00 (the "Exit Fee"). The Origination Fee shall be payable in full on or before the Closing Date and the Exit Fee shall be payable in full upon the first to occur of (i) the Maturity Date, or (ii) repayment of the Loan in full, including any repayment from Loss Proceeds or condemnation proceeds; provided, however, that upon any partial prepayment of the Loan from Loss Proceeds or condemnation proceeds, Borrower shall pay to Lender a portion of the Exit Fee equal to one percent (1.0%) of the amount of the prepayment.

(6)         Application of Payments. All payments received by Lender under the Loan Documents shall be applied to the following, in such order as Lender may elect in its sole discretion: (a) to any fees and expenses due to Lender under the Loan Documents; (b) to any Default Rate interest or late charges; (c) to accrued and unpaid interest; (d) to amounts owed under any reserves or escrows required under the Loan Documents; and (e) to the principal sum and other amounts due under the Loan Documents. Prepayments of principal, if permitted or accepted, shall be applied against amounts owing in inverse order of maturity.

Section 2.4           Security. The Loan shall be secured by the Mortgage creating a first Lien on the Project, the Assignment of Rents and Leases and the other Loan Documents. As further security for the Loan, Borrower agrees:

(1)         to fund the Capital Replacements Reserve in accordance with Schedule 2.4(1); and

(2)         to fund the Tax and Insurance Escrow Reserve in accordance with Section 3.4.

Section 2.5           Interest Rate Cap Agreement. On or before the Closing Date, Borrower shall enter into and at all times thereafter maintain an interest rate cap agreement ("Cap Agreement") in connection with the Loan, which Cap Agreement shall have (1) during the first Loan Year, a notional amount not less than the outstanding Loan balance and shall have a strike price of, or shall otherwise cap Borrower's Libor Rate exposure at, (1) 1.55% during the first Loan Year and (2) 3.44% during the second Loan Year. The form of the Cap Agreement required pursuant to this Section, and the counterparty to the Cap Agreement (the "Counterparty"), shall be reasonably satisfactory to Lender (and shall otherwise satisfy the ratings criteria set forth below). Substantially concurrently with entering into the Cap Agreement, Borrower shall deliver to Lender an Interest Rate Cap Security Agreement, duly executed and delivered by Borrower in favor of Lender, together with the consent of the Counterparty to such collateral assignment. The Counterparty must have long-term debt obligations rated not lower than "A-" by Standard & Poor's and "A3" by Moody's, or a Counterparty Rating not lower than "A-" by Standard & Poor's and "A3" by Moody's. In the event of any downgrade or withdrawal of the Counterparty rating below A- from Standard & Poor's or below A3 from Moody's, Borrower shall replace the Cap Agreement with a replacement Cap Agreement with an acceptable Counterparty not later than ten (10) Business Days following receipt of notice from Counterparty or Lender of such downgrade or withdrawal, which substitute Cap Agreement shall otherwise comply with the foregoing provisions of this Section.

ARTICLE 3

INSURANCE, CONDEMNATION, AND IMPOUNDS

Section 3.1          Insurance. Borrower shall maintain insurance as follows:

(1)         Property; Business Interruption. Borrower shall keep the Project insured against damage by fire and the other hazards covered by a standard extended coverage and all-risk insurance policy for the full insurable value thereof on a replacement cost claim recovery basis with a deductible not to exceed $25,000 (without reduction for depreciation or co-insurance and without any exclusions or reduction of policy limits for acts of domestic and foreign terrorism or other specified action/inaction), and shall maintain boiler and machinery insurance, sinkhole insurance, acts of domestic and foreign terrorism endorsement coverage and such other property insurance as reasonably required by Lender. Lender reserves the right to require from time to time the following additional insurance: flood, earthquake, windstorm, worker's compensation, building law or ordinance and any additional insurance which may be reasonably required by Lender; provided, however, that in determining whether earthquake insurance will be required, Lender shall evaluate the Project in a manner that is substantially similar to the manner in which it evaluates substantially similar projects with substantially similar seismic risk profiles. Borrower shall keep the Project insured against loss by flood if the Project is located currently or at any time in the future in an area identified by the Federal Emergency Management Agency as an area having special flood hazards in an amount at least equal to the lesser of (a) the maximum amount of the Loan or (b) the maximum limit of coverage available (i) under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (as such acts may from time to time be amended) or (ii) through such other flood insurance provider as Lender may approve in its sole discretion. Any such flood insurance policy shall be issued in accordance with the requirements and current guidelines of the Federal Insurance Administration. Borrower shall maintain business interruption insurance, including use and occupancy, rental income loss and extra expense, against all periods covered by Borrower's property insurance for a limit equal to twelve (12) calendar months' exposure, all without any exclusions or reduction of policy limits for acts of domestic and foreign terrorism or other specified action/inaction. Borrower shall not maintain any separate or additional insurance which is contributing in the event of loss unless it is properly endorsed and otherwise satisfactory to Lender in all respects. The proceeds of insurance paid on account of any damage or destruction to the Project shall be paid to Lender to be applied as provided in Section 3.2.

(2)         Liability. Borrower shall maintain (a) commercial general liability insurance with respect to the Project providing for limits of liability of not less than $5,000,000 for both injury to or death of a person and for property damage per occurrence, and (b) other liability insurance as reasonably required by Lender.

(3)         Form and Quality. All insurance policies shall be endorsed in form and substance acceptable to Lender to name Lender as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to Lender, without contribution, under a standard New York (or local equivalent) mortgagee clause. All such insurance policies and endorsements shall be fully paid for, shall be issued by appropriately licensed insurance companies acceptable to Lender with a rating of "A-:IX" or better as established by A.M. Best's Rating Guide, shall contain deductibles not to exceed $25,000 (with no increased deductible for acts of domestic or foreign terrorism or other specified action/inaction), and shall be in such form, and shall contain such provisions and expiration dates, as are acceptable to Lender. Each policy shall provide that such policy may not be canceled or materially changed except upon thirty (30) days' prior written notice of intention of non-renewal, cancellation or material change to Lender and that no act or thing done by Borrower shall invalidate any policy as against Lender. Blanket policies shall not be permitted unless the terms and conditions of the coverage afforded thereunder are acceptable to Lender in its reasonable discretion. Lender shall have the right to periodically evaluate the continuing acceptability of any previously approved blanket policies and to require replacement insurance if any blanket policies are no longer acceptable as determined by Lender in its sole discretion. If Borrower fails to maintain insurance in compliance with this Section 3.1, Lender may obtain such insurance and pay the premium therefor and Borrower shall, on demand, reimburse Lender for all expenses incurred in connection therewith.

(4)         Assignment. Borrower shall assign the policies or proofs of insurance to Lender, in such manner and form that Lender and its successors and assigns shall at all times have and hold the same as security for the payment of the Loan. If requested by Lender, Borrower shall deliver copies of all original policies certified to Lender by the insurance company or authorized agent as being true copies, together with the endorsements required hereunder. If Borrower elects to obtain any insurance which is not required under this Agreement (including earthquake insurance), all related insurance policies shall be endorsed in compliance with Section 3.1(3), such additional insurance shall be renewed during the term of the Loan unless Lender provides its prior, written authorization. From time to time upon Lender's request, Borrower shall identify to Lender all insurance maintained by Borrower with respect to the Project. All Loss Proceeds shall be delivered directly to Lender, and shall be applied in accordance with Section 3.2. The Loss Proceeds coming into the possession of Lender shall not be deemed trust funds, and Lender shall be entitled to apply such proceeds as herein provided.

(5)         Adjustments. Borrower shall give immediate written notice of any loss to the insurance carrier and to Lender. Borrower hereby irrevocably authorizes and empowers Lender, as attorney-in-fact for Borrower coupled with an interest, to notify any of Borrower's insurance carriers to add Lender as a loss payee, mortgagee insured or additional insured, as the case may be, to any policy maintained by Borrower (regardless of whether such policy is required under this Agreement), to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive Loss Proceeds (and endorse, on Borrower's behalf, all checks, drafts and other negotiable demand instruments payable to Borrower, or to Borrower and Lender jointly), and to deduct therefrom Lender's expenses incurred in the collection of such Loss Proceeds. Nothing contained in this Section 3.1(5), however, shall require Lender to incur any expense or take any action hereunder.

Section 3.2         Use and Application of Loss Proceeds. Lender shall apply Loss Proceeds (excluding proceeds from rental or business interruption insurance) to costs of restoring the Project or the Loan as follows:

(1)         if the loss is less than or equal to the Restoration Threshold, Lender shall apply the Loss Proceeds to restoration provided (a) no Event of Default or Potential Default exists, and (b) Borrower promptly commences and is diligently pursuing restoration of the Project;

(2)         if the loss exceeds the Restoration Threshold, but is not more than twenty-five percent (25%) of the replacement value of the improvements (for projects containing multiple phases or stand-alone structures, such calculation to be based on the damaged phase or structure, not the project as a whole), Lender shall apply the Loss Proceeds to restoration provided that at all times during such restoration (a) no Event of Default or Potential Default exists; (b) Lender determines that there are sufficient funds available to restore and repair the Project to a condition approved by Lender; (c) Lender determines that the Underwritten NOI during restoration will be sufficient to pay Debt Service during restoration; (d) Lender determines (based on leases which will remain in effect after restoration is complete if the Project is not a multi-family project) that after restoration the Debt Service Coverage and the Cash on Cash Return will be at least equal to 1.36:1.0 and 6.6%, respectively (if the restoration is projected to be completed prior to the original Maturity Date), or 1.30:1.0 and 9.0%, respectively (if the restoration is projected to be completed during the extension term); (e) Lender determines that the LTV Ratio after restoration will not exceed 75%; (f) Lender determines that restoration and repair of the Project to a condition approved by Lender will be completed within six months after the date of loss or casualty and in any event ninety (90) days prior to the Maturity Date; (g) Borrower promptly commences and is diligently pursuing restoration of the Project; and (h) the Project after the restoration will be in compliance with and permitted under all applicable zoning, building and land use laws, rules, regulations and ordinances;

(3)         if the conditions set forth above are not satisfied or the loss exceeds the maximum amount specified in Section 3.2(2) above, in Lender's sole discretion, Lender may apply any Loss Proceeds it may receive to the payment of amounts owing under the Loan Documents in such order and manner as Lender in its sole discretion determines or allow all or a portion of such Loss Proceeds to be used for the restoration of the Project; and

(4)         Loss Proceeds applied to restoration will be disbursed on receipt of satisfactory plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects' certificates, and otherwise in accordance with prudent commercial construction lending practices for construction loan advances, including, as applicable, the advance conditions under Schedule 2.1. Any Loss Proceeds remaining after payment of all restoration costs shall be applied by Lender to the Loan balance or, at Lender's sole option, remitted to Borrower.

Section 3.3         Condemnation Awards. Borrower shall immediately notify Lender of the institution of any proceeding for the condemnation or other taking of the Project or any portion thereof. Lender may participate in any such proceeding and Borrower will deliver to Lender all instruments necessary or required by Lender to permit such participation. Without Lender's prior consent, Borrower (1) shall not agree to any compensation or award, and (2) shall not take any action or fail to take any action which would cause the compensation to be determined. All awards and compensation for the taking or purchase in lieu of condemnation of the Project or any part thereof are hereby assigned to and shall be paid to Lender. Borrower authorizes Lender to collect and receive such awards and compensation, to give proper receipts and acquittances therefor, and in Lender's sole discretion to apply the same toward the payment of the Loan, notwithstanding that the Loan may not then be due and payable, or to the restoration of the Project; however, if the award is less than or equal to $100,000 and Borrower requests that such proceeds be used for non-structural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such condemnation, Lender will apply the award to such restoration in accordance with disbursement procedures applicable to insurance proceeds provided there exists no Potential Default or Event of Default. Borrower, upon request by Lender, shall execute all instruments requested to confirm the assignment of the awards and compensation to Lender, free and clear of all liens, charges or encumbrances.

Section 3.4           Impounds. On the first day of each month, Borrower shall pay to Lender, for deposit into a reserve established by Lender (the "Tax and Insurance Escrow Reserve"), one-twelfth (1/12th) of the annual charges for ground or other rent, if any (but only if such rent is due less often than monthly or, regardless of payment frequency, if Borrower has failed to make one or more of such payments), insurance premiums and real estate taxes, assessments and similar charges relating to the Project. At or before the initial advance of the Loan, Borrower shall deliver to Lender, for deposit in the Tax and Insurance Escrow Reserve, a sum of money which together with the monthly installments will be sufficient to make each of such payments thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payments. The amount of the monthly installments shall be determined on the basis of Lender's estimate from time to time of the charges for the current year (after giving effect to any reassessment or, at Lender's election, on the basis of the charges for the prior year, with adjustments when the charges are fixed for the then current year). All funds deposited in the Tax and Insurance Escrow Reserve shall be held by Lender, without interest, and may be commingled with Lender's general funds. Borrower hereby grants to Lender a security interest in all funds so deposited in the Tax and Insurance Escrow Reserve for the purpose of securing the Loan. While an Event of Default exists, the funds held in the Tax and Insurance Escrow Reserve may be applied in payment of the charges for which such funds have been deposited, or to the payment of the Loan or any other charges affecting the security of Lender, as Lender may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Lender. Borrower shall furnish Lender with bills for the charges for which the Tax and Insurance Escrow Reserve funds are required at least thirty (30) days prior to the date on which the charges first become payable. If at any time the amount on deposit in the Tax and Insurance Escrow Reserve, together with the monthly installments to be paid by Borrower before such charges are payable, is insufficient to pay such charges, Borrower shall pay any deficiency to Lender immediately upon demand, for deposit in the Tax and Insurance Escrow Reserve. Lender shall pay such charges when the amount on deposit in the Tax and Insurance Escrow Reserve is sufficient to pay such charges and Lender has received a bill for such charges.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that:

Section 4.1           Organization and Power. Borrower and each Borrower Party is duly organized, validly existing and in good standing under the laws of the state of its formation or existence, and is in compliance with all legal requirements applicable to doing business in the state in which the Project is located. Borrower is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code. Borrower and each Borrower Party has only one state of incorporation or organization, which is set forth in Schedule 4.1. All other information regarding Borrower and each Borrower Party contained in Schedule 4.1, including the ownership structure of Borrower and its constituent entities, is true and correct as of the Closing Date.

Section 4.2           Validity of Loan Documents. The execution, delivery and performance by Borrower and each Borrower Party of the Loan Documents: (1) are duly authorized and do not require the consent or approval of any other party or governmental authority which has not been obtained; and (2) will not violate any law or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents constitute the legal, valid and binding obligations of Borrower and each Borrower Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors' rights.

Section 4.3         Liabilities; Litigation; Other Secured Transactions.

(1)         The financial statements delivered by Borrower and Guarantor are true and correct with no significant change since the date of preparation. Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting the Project, Borrower or any Borrower Party. There is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to the knowledge of Borrower, threatened, against the Project, Borrower or any Borrower Party which if adversely determined could have a material adverse effect on such party, the Project or the Loan.

(2)         Borrower is not, and has not been, bound (whether as a result of a merger or otherwise) as a debtor under a pledge or security agreement entered into by another Person, which has not heretofore been terminated.

Section 4.4         Taxes and Assessments. The Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. There are no pending or, to Borrower's best knowledge, proposed, special or other assessments for public improvements or otherwise affecting the Project, nor are there any contemplated improvements to the Project that may result in such special or other assessments.

Section 4.5         Other Agreements; Defaults. Neither Borrower nor any Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might adversely affect the Project or the business, operations, or condition (financial or otherwise) of Borrower or any Borrower Party. Neither Borrower nor any Borrower Party is in violation of any agreement which violation would have an adverse effect on the Project, Borrower, or any Borrower Party or Borrower's or any Borrower Party's business, properties, or assets, operations or condition, financial or otherwise.

Section 4.6         Compliance with Law; Project Condition.

(1)         Borrower and each Borrower Party have all requisite licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own, lease, occupy and operate the Project and carry on its business. The Project is in compliance with all applicable zoning, subdivision, building and other legal requirements and is free of structural defects. All of the Project's building systems and structural components are in good working order, subject to ordinary wear and tear. To Borrower's knowledge, no structural or other material defects or damage in the Project exists, whether latent or otherwise, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Project, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. The Project does not constitute, in whole or in part, a legally non-conforming use under applicable legal requirements.

(2)         No condemnation has been commenced or, to Borrower's knowledge, is contemplated with respect to all or any portion of the Project or for the relocation of roadways providing access to the Project.

(3)         The Project has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the full use and enjoyment of the Project are located in the public right-of-way abutting the Project, and all such utilities are connected so as to serve the Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting the Project. All roads necessary for the full utilization of the Project for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities.

Section 4.7         Location of Borrower. Borrower's principal place of business and chief executive offices are located at the address stated in Section 12.1 and, except as otherwise set forth in Schedule 4.1, Borrower at all times has maintained its principal place of business and chief executive office at such location or at other locations within the same state.

Section 4.8          ERISA.

(1)         As of the Closing Date and throughout the term of the Loan, (a) Borrower is not and will not be an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to Title I of ERISA, and (b) the assets of Borrower do not and will not constitute "plan assets" of one or more such plans for purposes of Title I of ERISA.

(2)         As of the Closing Date and throughout the term of the Loan (a) Borrower is not and will not be a "governmental plan" within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of and fiduciary obligations with respect to governmental plans.

(3)         Borrower has no employees.

Section 4.9          Margin Stock. No part of proceeds of the Loan will be used for purchasing or acquiring any "margin stock" within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.10       Tax Filings. Borrower and each Borrower Party have filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower and each Borrower Party, respectively.

Section 4.11         Solvency. Giving effect to the Loan, the fair saleable value of Borrower's assets exceeds and will, immediately following the making of the Loan, exceed Borrower's total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower's assets is and will, immediately following the making of the Loan, be greater than Borrower's probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured. Borrower's assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). Except as expressly disclosed to Lender in writing, no petition in bankruptcy has been filed by or against Borrower or any Borrower Party in the last seven (7) years, and neither Borrower nor any Borrower Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither Borrower nor any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.

Section 4.12         Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower or any Borrower Party in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, the Project or the business, operations or condition (financial or otherwise) of Borrower or any Borrower Party. All information supplied by Borrower regarding any other Collateral is accurate and complete in all material respects. All evidence of Borrower's and each Borrower Party's identity provided to Lender is genuine, and all related information is accurate.

Section 4.13         Single Purpose Entity. Borrower is and has at all times since its formation been a Single Purpose Entity.

Section 4.14         Management Agreement. The Management Agreement is the only management agreement in existence with respect to the operation or management of the Project. The copy of the Management Agreement delivered to Lender is a true and correct copy, and such agreement has not been amended or modified. Neither party to such agreement is in default under such agreement and the Manager has no defense, offset right or other right to withhold performance under or terminate such agreement.

Section 4.15         No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, operating agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower's property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower or any of Borrower's properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

Section 4.16         Title. Borrower has good, marketable and insurable title to the Project, free and clear of all Liens whatsoever, except for the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents and has rights and the power to transfer each item of Collateral upon which it purports to grant a Lien under the Mortgage or any of the other Loan Documents. The Mortgage creates (and upon the recordation thereof and of any related financing statements there will be perfected) (1) a valid Lien on the Project, subject only to Permitted Encumbrances and (2) security interests in and to, and collateral assignments of, all personalty (including the leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. There are no claims for payment for work, labor or materials affecting the Project which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage and this Agreement, materially and adversely affect the value of the Project, impair the use or operations of the Project or impair Borrower's ability to pay its obligations in a timely manner.

Section 4.17         Use of Project. The Project is being, and will continue to be, used exclusively for flex/industrial and other appurtenant and related uses.

Section 4.18         Flood Zone. No portion of the improvements comprising the Project is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1994, as amended, or any successor law.

Section 4.19         Insurance. Borrower has obtained and has delivered to Lender evidence of all of the insurance policies for the Project reflecting the insurance coverages, amounts and other insurance requirements set forth in this Agreement. No claims have been made under any such policy, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.

Section 4.20         Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable legal requirements currently in effect in connection with the transfer of the Project to Borrower or any transfer of a controlling interest in Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable legal requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgage, have been paid and, under current legal requirements, the Mortgage is enforceable in accordance with its terms by Lender or any subsequent holder thereof, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors' rights.

Section 4.21         Investment Company Act. Borrower is not (1) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended; (2) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (3) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

ARTICLE 5

ENVIRONMENTAL MATTERS

Section 5.1           Representations and Warranties on Environmental Matters. Borrower represents and warrants to Lender that, to Borrower's knowledge, except as set forth in the Site Assessment, (1) no Hazardous Material is now or was formerly used, stored, generated, manufactured, installed, disposed of or otherwise present at or about the Project or any property adjacent to the Project (except for cleaning and other products currently used in connection with the routine maintenance or repair of the Project, and the generation of a small amount of lead by Fujitsu Ten Corp. of America as disclosed in Section 58 of its lease with Borrower, in each case in full compliance with Environmental Laws), (2) all permits, licenses, approvals and filings required by Environmental Laws have been obtained, and the use, operation and condition of the Project do not, and did not previously, violate any Environmental Laws, (3) no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding has been brought or been threatened, nor have any settlements been reached by or with any parties or any Liens imposed in connection with the Project concerning Hazardous Materials or Environmental Laws and (4) no underground storage tanks exist at the Project.

Section 5.2         Covenants on Environmental Matters.

(1)         Borrower shall (a) comply with applicable Environmental Laws; (b) notify Lender immediately upon Borrower's discovery of any spill, discharge, release or presence of any Hazardous Material at, upon, under, within, contiguous to or otherwise affecting the Project; (c) promptly remove such Hazardous Materials and remediate the Project in full compliance with Environmental Laws and in accordance with the recommendations and specifications of an independent environmental consultant approved by Lender; and (d) promptly forward to Lender copies of all orders, notices, permits, applications or other communications and reports in connection with any spill, discharge, release or the presence of any Hazardous Material or any other matters relating to the Environmental Laws or any similar laws or regulations, as they may affect the Project or Borrower.

(2)         Borrower shall not cause, shall prohibit any other Person within the control of Borrower from causing, and shall use prudent, commercially reasonable efforts to prohibit other Persons (including tenants) from causing (a) any spill, discharge or release, or the use, storage, generation, manufacture, installation, or disposal, of any Hazardous Materials at, upon, under, within or about the Project or the transportation of any Hazardous Materials to or from the Project (except for cleaning and other products used in connection with routine maintenance or repair of the Project, and the generation of a small amount of lead by Fujitsu Ten Corp. of America as disclosed in Section 58 of its lease with Borrower, in each case in full compliance with Environmental Laws), (b) any underground storage tanks to be installed at the Project, or (c) any activity that requires a permit or other authorization under Environmental Laws to be conducted at the Project.

(3)         Borrower shall provide to Lender, at Borrower's expense promptly upon the written request of Lender from time to time, a Site Assessment or, if required by Lender, an update to any existing Site Assessment, to assess the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of any Hazardous Materials found on, under, at or within the Project. Borrower shall pay the cost of no more than one such Site Assessment or update in any twelve (12)-month period, unless Lender's request for a Site Assessment is based on either information provided under Section 5.2(1), a reasonable suspicion of Hazardous Materials at or near the Project, a breach of representations under Section 5.1, or an Event of Default, in which case any such Site Assessment or update shall be at Borrower's expense.

(4)         Borrower shall at all times comply with the provisions of the Easement Agreement (defined below), including permitting Montrose Chemical Corporation of California, a Delaware corporation ("Montrose"), access to the Project to conduct "Environmental Activities" as defined in the Easement Agreement. As used above, the "Easement Agreement" means, collectively, (a) that certain Easement Agreement dated October 18, 2010 by and between Borrower and Montrose, which was recorded in the Official Records of Los Angeles County, California on December 29, 2010 as Instrument No. 20101933398, and (b) that certain Memorandum of Easement Agreement dated September 23, 2010 by and between Borrower and Montrose, which was recorded in the Official Records of Los Angeles County, California on December 29, 2010 as Instrument No. 20101933399.

Section 5.3           Allocation of Risks and Indemnity. As between Borrower and Lender, all risk of loss associated with non-compliance with Environmental Laws, or with the presence of any Hazardous Material at, upon, within, contiguous to or otherwise affecting the Project, shall lie solely with Borrower. Accordingly, Borrower shall bear all risks and costs associated with any loss (including any loss in value attributable to Hazardous Materials), damage or liability therefrom, including all costs of removal of Hazardous Materials or other remediation reasonably required by Lender or by law. Borrower shall at all times indemnify, defend and hold Lender harmless from and against any and all claims, suits, actions, debts, damages, losses, liabilities, litigations, judgments, charges, costs and expenses (including reasonable costs of defense), of any nature whatsoever proffered or incurred by Lender, whether as mortgagee or beneficiary under the Mortgage, as mortgagee in possession, or as successor-in-interest to Borrower by foreclosure deed or deed in lieu of foreclosure, and whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including those arising from the joint, concurrent or comparative negligence of Lender, under or on account of the Environmental Laws, including the assertion of any lien thereunder, with respect to: (1) a breach of any representation, warranty or covenant of Borrower contained in this Article 5; (2) any acts performed by Lender pursuant to the provisions of this Article 5; (3) any discharge of Hazardous Materials, the threat of discharge of any Hazardous Materials or the storage or presence of any Hazardous Materials affecting the Project whether or not the same originates or emanates from the Project or any contiguous real estate, including any loss of value of the Project as a result of the foregoing; (4) any costs of removal or remedial action incurred by the United States Government or any costs incurred by any other Person or damages from injury to, destruction of, or loss of natural resources including reasonable costs of assessing such injury, destruction or loss incurred pursuant to any Environmental Laws; (5) liability for personal injury or property damage arising under any statutory or common law tort theory, including without limitation damages assessed for the maintenance of a public or private nuisance or for the carrying on of an abnormally dangerous activity at, upon, under or within the Project; and/or (6) any other environmental matter affecting the Project within the jurisdiction of the Environmental Protection Agency, any other federal agency or any state or local environmental agency. The foregoing notwithstanding, Borrower shall not be liable under the foregoing indemnification to the extent any such loss, liability, damage, claim, cost or expense results solely from Lender's gross negligence or willful misconduct. Borrower's obligations under this Article 5 shall arise upon the discovery of the presence of any Hazardous Material, whether or not the Environmental Protection Agency, any other federal agency or any state or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials and whether or not the existence of any such Hazardous Material or potential liability on account thereof is disclosed in the Site Assessment, and shall continue notwithstanding the repayment of the Loan or any transfer or sale of any right, title and interest in the Project (by foreclosure, deed in lieu of foreclosure or otherwise). Notwithstanding the foregoing, subject to the conditions specified below in this Section 5.3, Borrower shall not be liable under this Section 5.3 for such indemnified matters directly created or arising from events or conditions caused or created by Lender and first existing after Lender acquires title to the Project by foreclosure or acceptance of a deed in lieu thereof, but only if (a) not more than ninety (90) days and not less than thirty (30) days prior to the date Lender acquires title, Borrower delivers to Lender a current site assessment showing no adverse matters or items not reflected in the Site Assessment delivered to Lender prior to the Closing Date (and, as to any adverse matters or items reflected in the original Site Assessment, none shall have worsened), and (b) such loss, liability, damage, claim, cost or expense does not directly or indirectly arise from or relate to any release of or exposure to any Hazardous Material (including personal injury or damage to property), non-compliance with any Environmental Laws, or remediation existing or occurring prior to the date Lender acquires title to the Project.

Section 5.4           Lender's Right to Protect Collateral. If (1) any discharge of Hazardous Materials or the threat of a discharge of Hazardous Material affecting the Project occurs, whether originating or emanating from the Project or any contiguous real estate, and/or (2) Borrower fails to comply with any Environmental Laws or related regulations, Lender may at its election, but without the obligation so to do, give such notices and/or cause such work to be performed at the Project and/or take any and all other actions as Lender shall deem necessary or advisable in order to abate the discharge of any Hazardous Material, remove the Hazardous Material or cure Borrower's noncompliance.

Section 5.5           No Waiver. Notwithstanding any provision in this Article 5 or elsewhere in the Loan Documents, or any rights or remedies granted by the Loan Documents, Lender does not waive and expressly reserves all rights and benefits now or hereafter accruing to Lender under any "security interest" or "secured creditor" exception under applicable Environmental Laws, as the same may be amended. No action taken by Lender pursuant to the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under any "security interest exception."

ARTICLE 6

LEASING MATTERS

Section 6.1           Representations and Warranties on Leases. Borrower represents and warrants to Lender with respect to leases of the Project that: (1) the rent roll delivered to Lender is true and correct, and the leases are valid and in full force and effect; (2) the leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (3) the copies of the leases delivered to Lender are true and complete; (4) neither the landlord nor any tenant is in default under any of the leases; (5) Borrower has no knowledge of any notice of termination or default with respect to any lease; (6) Borrower has not assigned or pledged any of the leases, the rents or any interests therein except to Lender; (7) no tenant or other party has an option to purchase all or any portion of the Project; (8) except as expressly set forth in the leases provided to Lender prior to the Closing Date, no tenant has the right to terminate its lease prior to expiration of the stated term of such lease; (9) no tenant has prepaid more than one month's rent in advance (except for bona fide security deposits not in excess of an amount equal to two month's rent); and (10) all existing leases are subordinate to the Mortgage either pursuant to their terms or a recorded subordination agreement.

Section 6.2           Standard Lease Form; Approval Rights. All leases and other rental arrangements shall in all respects be approved by Lender in its reasonable discretion and shall be on a standard lease form approved by Lender with no material modifications (except as approved by Lender). Such lease form shall provide that the tenant shall attorn to Lender, and that any cancellation, surrender, or amendment of such lease without the prior written consent of Lender shall be voidable by Lender. Without limiting the provisions of Section 5.2(2), Borrower shall not enter into a lease with a new tenant that would use, generate or store at the Project chlorinated solvents, chlorobenzine or parachlorobenzine sulfonic acid (pCBSA), and Borrower shall include in all future leases a provision expressly prohibiting the use, generation or storage of such substances. Within ten (10) days after Lender's request, Borrower shall furnish to Lender a statement of all tenant security deposits, and copies of all leases not previously delivered to Lender, certified by Borrower as being true and correct.

Section 6.3           Covenants. Borrower (1) shall perform the obligations which Borrower is required to perform under the leases; (2) shall enforce the obligations to be performed by the tenants; (3) shall promptly furnish to Lender any notice of default or termination received by Borrower from any tenant, and any notice of default or termination given by Borrower to any tenant; (4) shall not collect any rents for more than thirty (30) days in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two months rent; (5) shall not enter into any ground lease or master lease of any part of the Project; (6) shall not further assign or encumber any lease; (7) shall not, except with Lender's prior written consent, cancel or accept surrender or termination of any lease (other than a termination resulting from a tenant exercising a unilateral early termination right expressly set forth in a lease approved by Lender); and (8) shall not, except with Lender's prior written consent, modify or amend any lease (except for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, not affecting the economic terms of the lease), and any action in violation of clauses (5), (6), (7), and (8) of this Section 6.3 shall be void at the election of Lender.

Section 6.4           Tenant Estoppels. At Lender's request (but not more frequently than once in any 12-month period, or while any Event of Default exists), Borrower shall obtain and furnish to Lender, written estoppels in form and substance satisfactory to Lender, executed by tenants under leases in the Project and confirming the term, rent, and other provisions and matters relating to the leases.

ARTICLE 7

FINANCIAL REPORTING

Section 7.1          Financial Statements.

(1)         Monthly Reports. Within forty-five (45) days after the end of each calendar month, Borrower shall furnish to Lender a current (as of the calendar month just ended) balance sheet, a detailed operating statement (showing monthly activity and year-to-date) stating Operating Revenues, Operating Expenses and Net Cash Flow for the calendar month just ended, an updated rent roll, and, as requested by Lender, a written statement setting forth any variance from the annual budget, a general ledger, copies of bank statements and bank reconciliations and other documentation supporting the information disclosed in the most recent financial statements.

(2)         Quarterly Reports. Within forty-five (45) days after the end of each calendar quarter, Borrower shall furnish to Lender (a) a detailed operating statement (showing quarterly activity and year-to-date) stating Operating Revenues, Operating Expenses and Net Cash Flow for the calendar quarter just ended, and (b) a current (as of the end of such calendar quarter) balance sheet and income statement (showing quarterly activity and year-to-date) for Guarantor, along with a Compliance Certificate.

(3)         Annual Reports. Within one hundred twenty (120) days after the end of each fiscal year of Borrower's operation of the Project, Borrower shall furnish to Lender a current (as of the end of such fiscal year) balance sheet, a detailed operating statement stating Operating Revenues, Operating Expenses and Net Cash Flow for each of Borrower and the Project. In addition, within one hundred twenty (120) after the end of each fiscal year of Guarantor, Borrower shall furnish to Lender a current (as of the end of such fiscal year) balance sheet and income statement for Guarantor, along with a Compliance Certificate as of the end of such fiscal year. If required by Lender, such annual financial statements for Borrower, the Project and/or Guarantor shall be prepared on a review basis and certified by an independent public accountant satisfactory to Lender.

(4)         Certification; Supporting Documentation. Each such financial statement shall be in scope and detail satisfactory to Lender and certified by the chief financial representative of Borrower and Guarantor, as applicable.

(5)         Tax Returns. Borrower shall furnish to Lender copies of Borrower's filed federal, state and (if applicable) local income tax returns for each taxable year (with all forms and supporting schedules attached) within thirty (30) days after filing.

Section 7.2          Accounting Principles. All financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied from year to year. If the financial statements are prepared on an accrual basis, such statements shall be accompanied by a reconciliation to cash basis accounting principles.

Section 7.3          Other Information. Borrower shall deliver to Lender such additional information regarding Borrower, its subsidiaries, its business, any Borrower Party, and the Project within thirty (30) days after Lender's request therefor.

Section 7.4          Annual Budget. At least thirty (30) days prior to the commencement of each fiscal year, Borrower shall provide to Lender its proposed annual capital improvements budget for such fiscal year for Lender's review and approval, and Borrower shall provide to Lender its proposed annual operating budget for such fiscal year for Lender's review.

Section 7.5         Audits. Lender's employees and third party consultants shall be entitled to perform such financial investigations and audits of Borrower's books and records as Lender shall deem necessary. Borrower shall permit Lender and Lender's agents and consultants to examine such records, books and papers of Borrower which reflect upon its financial condition, the income and expenses relative to the Project and the representations set forth in Article 9. Borrower authorizes Lender to communicate directly with Borrower's independent certified public accountants, and authorizes such accountants to disclose to Lender any and all financial statements and other supporting financial documents and schedules, including copies of any management letter, with respect to the business, financial condition and other affairs of Borrower.

ARTICLE 8

COVENANTS

Borrower covenants and agrees with Lender as follows:

Section 8.1         Due on Sale and Encumbrance; Transfers of Interests. Without the prior written consent of Lender,

(1)         no Transfer shall occur or be permitted, nor shall Borrower enter into any easement or other agreement granting rights in or restricting the use or development of the Project;

(2)         no Transfer shall occur or be permitted which would (a) cause Cornerstone Operating Partnership, L.P., a Delaware limited partnership ("Operating Partnership"), to own less than one hundred percent (100%) of the beneficial interests in Borrower and the Project, (b) cause Cornerstone REIT to (i) own less than ninety-nine and nine-tenths percent (99.9%) of the Operating Partnership or (ii) cease to be the general partner of the Operating Partnership, or (c) result in a new general partner, member or limited partner having the ability to control the affairs of Borrower being admitted to or created in Borrower or the Operating Partnership (or result in any existing general partner or member or controlling limited partner withdrawing from Borrower or the Operating Partnership); and

(3)         no Transfer shall occur or be permitted which, either alone or together with all prior Transfers during the Loan term, would result in the Transfer of more than twenty-five percent (25%) of the direct or indirect beneficial or other ownership interest in Borrower..

As used in this Agreement, "Transfer" shall mean any direct or indirect sale, transfer, conveyance, installment sale, master lease, mortgage, pledge, encumbrance, grant of Lien or other interest, license, lease, alienation or assignment, whether voluntary or involuntary, of all or any portion of the direct or indirect legal or beneficial ownership of, or any interest in (a) the Project or any part thereof, or (b) Borrower, including any agreement to transfer or cede to another Person any voting, management or approval rights, or any other rights, appurtenant to any such legal or beneficial ownership or other interest. "Transfer" is specifically intended to include any pledge or assignment, directly or indirectly, of a controlling interest in Borrower or its general partner, controlling limited partner or controlling member for purposes of securing so-called "mezzanine" indebtedness. "Transfer" shall not include (i) the leasing of individual units within the Project so long as Borrower complies with the provisions of the Loan Documents relating to such leasing activity; or (ii) the transfer of ownership interests in Cornerstone REIT, so long as Cornerstone REIT continues to be a public real estate investment trust, registered with the Securities and Exchange Commission.

Without limiting the foregoing, Borrower further agrees that it will require each Person that proposes to become a partner, member or shareholder (each such Person, an "Interest Holder") in Borrower after the Closing Date to sign and deliver to Borrower, within thirty (30) days after such transfer (and Borrower shall deliver to Lender promptly after receipt), a certificate executed by a duly authorized officer of the new Interest Holder containing representations, warranties and covenants substantially the same as the representations, warranties and covenants provided by Borrower in Article 9 hereof.

Section 8.2           Taxes; Charges. Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any real estate taxes and assessments, franchise taxes and charges, and other governmental charges that may become a Lien upon the Project or become payable during the term of the Loan, and will promptly furnish Lender with evidence of such payment; however, Borrower's compliance with Section 3.4 of this Agreement relating to impounds for taxes and assessments shall, with respect to payment of such taxes and assessments, be deemed compliance with this Section 8.2. Borrower shall not suffer or permit the joint assessment of the Project with any other real property constituting a separate tax lot or with any other real or personal property. Borrower may in good faith contest, by proper legal actions or proceedings, the validity or amount of any tax or assessment assessed upon the Project provided that at the time of commencement of any such action or proceeding, and during the pendency thereof, (1) no Event of Default shall be continuing; (2) Borrower provides Lender with a release bond in such form and amount as are satisfactory to Lender, including Lender's estimate of interest, penalties and attorneys' fees; (3) such contest operates to suspend collection of the contested tax or assessment; (4) Borrower maintains and prosecutes such contest continuously with diligence, and concludes such contest prior to the thirtieth (30th) day preceding the earlier to occur of the Maturity Date or the date on which the Project is scheduled to be sold for non-payment; (5) the Project shall not be subject to forfeiture or loss or any Lien by reason of the institution or prosecution of such contest; and (6) Borrower shall promptly pay or discharge such contested tax or assessment and all additional charges, interest, penalties and expenses, if any, and shall deliver to Lender evidence acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrower.

Section 8.3           Control; Management. Without the prior written consent of Lender, there shall be no change in the day-to-day control and management of Borrower or Borrower's general partner or managing member, and no change in their respective organizational documents relating to control over Borrower, Borrower's general partner or managing member and/or the Project. Borrower shall not terminate, replace or appoint any Manager or terminate or amend the Management Agreement without Lender's prior written approval, which shall not be unreasonably withheld. Any change in ownership or control of the Manager shall be cause for Lender to reapprove (in its reasonable discretion) such Manager and Management Agreement, provided that Borrower shall not be in breach of this requirement unless Borrower has failed to notify Lender of such change in ownership or control after Borrower obtains actual knowledge of such event. Each Manager shall hold and maintain all necessary licenses, certifications and permits required by law. Borrower shall fully perform all of its covenants, agreements and obligations under the Management Agreement.

Section 8.4           Operation; Maintenance; Inspection. Borrower shall observe and comply with all legal requirements applicable to its existence and to the ownership, use and operation of the Project. Borrower shall maintain the Project in good condition and promptly repair any damage or casualty. Borrower shall not, without the prior written consent of Lender, undertake any material alteration of the Project or permit any of the fixtures or personalty owned by Borrower to be removed at any time from the Project, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is obsolete and is replaced by an article of equal or better suitability and value, owned by Borrower and free and clear of any Liens except those in favor of Lender. Borrower shall permit Lender and its agents, representatives and employees, upon reasonable prior notice to Borrower, to inspect the Project and conduct such environmental and engineering studies as Lender may require, provided such inspections and studies do not materially interfere with the use and operation of the Project.

Section 8.5           Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender. If there shall be enacted any law (1) deducting the Loan from the value of the Project for the purpose of taxation, (2) affecting any Lien on the Project, or (3) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall either (a) promptly pay to Lender, on demand, all taxes, costs and charges for which Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable; or (b) repay the Loan in full. Borrower shall not be required to pay any Spread Maintenance Amount in connection with any prepayment of the Loan pursuant to this Section.

Section 8.6           Legal Existence; Name, Etc.   Borrower shall preserve and keep in full force and effect its existence as, and at all times operate as, a Single Purpose Entity, and Borrower and each general partner, managing member or non-member manager in Borrower shall preserve and keep in full force and effect its entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of the Project. Neither Borrower nor any Borrower Party shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into any Person. Without limiting the foregoing, neither Borrower nor any general partner or managing member of Borrower shall reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the Closing Date. Borrower and each general partner or managing member in Borrower shall conduct business only in its own name and shall not change its name, identity, organizational structure, state of formation or the location of its chief executive office or principal place of business unless Borrower (1) shall have obtained the prior written consent of Lender to such change, and (2) shall have taken all actions necessary or requested by Lender to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents. Borrower (and each general partner or managing member in Borrower, if any) shall maintain its separateness as an entity, including maintaining separate books, records, and accounts and observing corporate and partnership formalities independent of any other entity, shall pay its obligations with its own funds and shall not commingle funds or assets with those of any other entity. If Borrower does not have an organizational identification number and later obtains one, Borrower shall promptly notify Lender of its organizational identification number.

Section 8.7           Affiliate Transactions. Without the prior written consent of Lender, Borrower shall not engage in any transaction affecting the Project with an Affiliate of Borrower or of any Borrower Party.

Section 8.8           Limitation on Other Debt. Borrower (and each general partner or managing member in Borrower, if any) shall not, without the prior written consent of Lender, incur any Debt other than the Loan and customary trade payables which are payable, and shall be paid, within sixty (60) days of when incurred.

Section 8.9           Mechanics Liens and Stop Payment Notices. Borrower shall pay when due all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a mechanics or materialmans or similar Lien and/or notice of pendency of action (each, a "Mechanics Lien") being filed or recorded against the Project or the assertion of a stop payment notice or similar claim ("Stop Payment Notice") against Loan proceeds, and shall defend, indemnify and hold Lender harmless from all Mechanics Liens and Stop Payment Notices including all proceedings to foreclose on Mechanics Liens or to enforce Stop Payment Notices. If any Mechanics Liens are filed, recorded or otherwise asserted against any portion of the Project, or if any such Stop Payment Notices are asserted against Loan proceeds, Borrower shall, within ten (10) days of written demand, discharge or cause to be discharged such Mechanics Lien and/or Stop Payment Notice, and shall promptly obtain the dismissal of any proceedings for the foreclosure or the enforcement thereof. However, Borrower may contest in good faith the validity of any Mechanics Lien or Stop Payment Notice so long as (1) Borrower notifies Lender that it intends to contest such Mechanics Lien or Stop Payment Notice, (2) Borrower provides Lender with (a) an endorsement to Lender's title insurance policy (insuring against such Mechanics Lien) in form and substance satisfactory to Lender, and (b) either a release bond or other security, in either case in such form and amount as may be satisfactory to Lender, including Lender's estimate of interest, penalties and attorneys' fees, and (3) Borrower is diligently contesting the same by appropriate legal proceedings in good faith, at its own expense, and on its own behalf and on behalf of Lender, and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which the Project is scheduled to be sold for non-payment, and timely pays any award, judgment or settlement in favor of such Mechanics Lien or Stop Payment Notice claimant. Lender shall have no obligation to make any Loan advances until all Mechanics Liens and Stop Payment Notices have been fully released or discharged. Borrower's breach of its obligations under this Section 8.9 with respect to any Mechanic's Lien shall constitute a Transfer in violation of Section 8.9.

Section 8.10         Further Assurances. Borrower shall promptly (1) cure any defects in the execution and delivery of the Loan Documents, (2) provide, and cause each Borrower Party to provide, Lender such additional information and documentation on Borrower's and each Borrower Party's legal or beneficial ownership, policies, procedures and sources of funds as Lender deems necessary or prudent to enable Lender to comply with Anti-Money Laundering Laws as now in existence or hereafter amended, and (3) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Lender may reasonably request to further evidence and more fully describe the collateral for the Loan, to correct any omissions in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith. From time to time upon the written request of Lender, Borrower shall deliver to Lender a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for each Borrower Party and each holder of a legal interest in Borrower.

Section 8.11         Estoppel Certificates. Borrower, within ten (10) days after request (but not more frequently than once in any 12-month period, or while any Event of Default exists), shall furnish to Lender a written statement, duly acknowledged, setting forth the amount due on the Loan, the terms of payment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and such other matters as Lender reasonably may request.

Section 8.12         Notice of Certain Events. Borrower shall promptly notify Lender of (1) any Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default; (2) any notice of default received by Borrower or any Borrower Party under other obligations relating to the Project or otherwise material to Borrower's business; and (3) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any governmental authority, affecting Borrower or the Project.

Section 8.13         Indemnification. Borrower shall indemnify, defend and hold Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs and disbursements (including the reasonable fees and actual expenses of Lender's counsel) of any kind or nature whatsoever, including those arising from the joint, concurrent, or comparative negligence of Lender, in connection with (1) any inspection, review or testing of or with respect to the Project, (2) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not Lender is designated a party thereto, commenced or threatened at any time (including after the repayment of the Loan) in any way related to the execution, delivery or performance of any Loan Document, to the Project, to the Borrower or its owners, or to the entire course of dealing, prior to the Closing Date, between Lender and the Borrower or any Borrower Party with respect to the Loan or the transactions contemplated by the Loan Documents, or to any dealings between the Borrower or its owners and any third parties (including any and all costs and expenses incurred by Lender in responding to any third-party subpoenas or other third-party discovery requests and defending any depositions of their respective directors, officers, employees, agents or attorneys), (3) any proceeding instituted by any Person claiming a Lien, and (4) any brokerage commissions or finder's fees claimed by any broker or other party in connection with the Loan, the Project, or any of the transactions contemplated in the Loan Documents, except to the extent any of the foregoing is caused by Lender's gross negligence or willful misconduct.

Section 8.14        Application of Operating Revenues. Borrower shall apply all Operating Revenues to the payment of Debt Service and other payments due under the Loan Documents, taxes, assessments, water charges, sewer rents and other governmental charges levied, assessed or imposed against the Project, insurance premiums, operations and maintenance charges relating to the Project, and other obligations of the lessor under leases of space at the Project, before using Operating Revenues for any other purpose.

Section 8.15       Representations and Warranties. Borrower will cause all representations and warranties to remain true and correct all times while any portion of the Loan remains outstanding.

Section 8.16        Post-Closing Matters.

(1)         Immediate Repairs. Within six (6) months after the Closing Date, Borrower shall deliver to Lender evidence reasonably satisfactory to Lender that Borrower has completed, Lien-free and in accordance with all applicable legal requirements, the immediate repairs work (the "Immediate Repairs"), consisting of installing hand railings at the landings on exterior stairs, as recommended in that certain Property Condition Assessment for the Project dated as of August 13, 2012 prepared by EMG (EMG Project No. 102648.12R-001.042) (the "Property Report"). Borrower acknowledges receipt of the Property Report, and Borrower shall commence work on the Immediate Repairs promptly after the Closing Date.

(2)         Delivery of Sinkhole Endorsement. Within three Business Days after the Closing Date, Borrower shall deliver to Lender a copy of the sinkhole endorsement to Borrower's property insurance, which endorsement is required pursuant to Section 3.1(1).

(3)         Delivery of Counterparty Signature. Within three Business Days after the Closing Date, Borrower shall deliver to Lender the Counterparty's signature to the Notice of Security Interest and Acknowledgment, substantially in the form of Exhibit B to the Interest Rate Cap Security Agreement executed by Borrower in favor of Lender.

ARTICLE 9

ANTI-MONEY LAUNDERING AND
INTERNATIONAL TRADE CONTROLS

Section 9.1        Compliance with International Trade Control Laws and OFAC Regulations. Borrower represents, warrants and covenants to Lender that:

(1)         It is not now nor shall it be at any time until after the Loan is fully repaid a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(2)         No Borrower Party and no Person who owns a direct interest in Borrower is now nor shall be at any time until after the Loan is fully repaid a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

Section 9.2          Borrower's Funds. Borrower represents, warrants and covenants to Lender that:

(1)         It has taken, and shall continue to take until after the Loan is fully repaid, such measures as are required by law to verify that the funds invested in the Borrower are derived (a) from transactions that do not violate U.S. law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (b) from permissible sources under U.S. law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(2)         To the best of its knowledge, neither Borrower, nor any Borrower Party, nor any holder of a direct interest in Borrower, nor any Person providing funds to Borrower (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (b) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and (c) has had any of its/his/her funds seized or forfeited in any action under any Anti-Money Laundering Laws.

(3)         Borrower shall make payments on the Loan solely from funds invested in Borrower, Operating Revenues or insurance proceeds unless otherwise agreed to by Lender.

(4)         To the best of Borrower's knowledge, as of the Closing Date and at all times during the term of the Loan, all Operating Revenues are and will be derived from lawful business activities of Project tenants or other permissible sources under U.S. law.

(5)         Borrower will take reasonable steps to verify that funds used to repay the Loan (whether in connection with a refinancing, asset sale or otherwise) are from sources permissible under U.S. law and to the extent such funds originate outside the United States, permissible under the laws of the jurisdiction in which they originated.

ARTICLE 10

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default under the Loan:

Section 10.1         Payments. Borrower's failure to pay any regularly scheduled installment of principal, interest or other amount due under the Loan Documents within five (5) days of (and including) the date when due, or Borrower's failure to pay the Loan at the Maturity Date, whether by acceleration or otherwise.

Section 10.2         Insurance. Borrower's failure to maintain insurance as required under Section 3.1 of this Agreement.

Section 10.3         Transfer. Any Transfer occurs in violation of Section 8.1 of this Agreement.

Section 10.4        Covenants. Borrower's failure to perform, observe or comply with any of the agreements, covenants or provisions contained in this Agreement or in any of the other Loan Documents (other than those agreements, covenants and provisions referred to elsewhere in this Article 10), and the continuance of such failure for thirty (30) days after notice by Lender to Borrower; however, subject to any shorter period for curing any failure by Borrower as specified in any of the other Loan Documents, Borrower shall have an additional sixty (60) days to cure such failure if (1) such failure does not involve the failure to make payments on a monetary obligation; (2) such failure cannot reasonably be cured within thirty (30) days but, using reasonable diligence, is curable within such additional 60-day period; (3) Borrower is diligently undertaking to cure such default, and (4) Borrower has provided Lender with security reasonably satisfactory to Lender against any interruption of payment or impairment of collateral as a result of such continuing failure. The notice and cure provisions of this Section 10.4 do not apply to the other Events of Default described in this Article 10 or to Borrower's failure to perform, observe or comply with any of the agreements, covenants or provisions contained in Article 9 (for which no notice and cure period shall apply).

Section 10.5         Representations and Warranties. Any representation or warranty made in any Loan Document proves to be untrue in any material respect when made or deemed made.

Section 10.6         Other Encumbrances. Any default under any document or instrument, other than the Loan Documents, evidencing or creating a Lien on the Project or any part thereof.

Section 10.7         Involuntary Bankruptcy or Other Proceeding. Commencement of an involuntary case or other proceeding against Borrower, any Borrower Party or any other Person having an ownership or security interest in the Project (each, a "Bankruptcy Party") which seeks liquidation, reorganization or other relief with respect to it or its Debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.

Section 10.8         Voluntary Petitions, Etc.  Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.

Section 10.9         Guarantor's Tangible Net Worth and Liquidity. The failure of Guarantor to maintain at all times (a) a Tangible Net Worth of not less Ten Million and No/100 Dollars ($10,000,000.00) and (b) Cash Liquidity Balances of not less than Two Million and No/100 Dollars ($2,000,000.00).

ARTICLE 11

REMEDIES

Section 11.1         Remedies - Insolvency Events. Upon the occurrence of any Event of Default described in Section 10.7 or Section 10.8, the obligations of Lender to advance amounts hereunder shall immediately terminate, and all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower; however, if the Bankruptcy Party under Section 10.7 or Section 10.8 is other than Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Lender's election, in Lender's sole discretion.

Section 11.2         Remedies - Other Events. Except as set forth in Section 11.1 above, while any Event of Default exists, Lender may (1) by written notice to Borrower, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, (2) terminate the obligation, if any, of Lender to advance amounts hereunder, and (3) exercise all rights and remedies therefor under the Loan Documents and at law or in equity.

Section 11.3         Lender's Right to Perform the Obligations. If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Lender may have because of such Event of Default, Lender may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Project for such purpose and to take all such action thereon and with respect to the Project as it may deem necessary or appropriate. If Lender shall elect to pay any sum due with reference to the Project, Lender may do so in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Lender shall not be bound to inquire into the validity of any apparent or threatened adverse title, Lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Borrower shall indemnify, defend and hold Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys' fees and disbursements, incurred or accruing by reason of any acts performed by Lender pursuant to the provisions of this Section 11.3, including those arising from the joint, concurrent, or comparative negligence of Lender, except to the extent caused by Lender's gross negligence or willful misconduct. All sums paid by Lender pursuant to this Section 11.3 and all other sums expended by Lender to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrower to Lender upon demand.

ARTICLE 12

MISCELLANEOUS

Section 12.1         Notices. Any notice required or permitted to be given under this Agreement shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by facsimile or electronic mail (provided that for both facsimile and electronic mail delivery, an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provided in this Section 12.1). All such notices shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.

If to Borrower:	COP – Western Ave., LLC
1920 Main St, Suite 400
Irvine, California 92614
	Attention:	Jon Carley
	Facsimile:	(949) 852-2734
	E-Mail:	jcarley@crefunds.com

with a copy to:

COP – Western Ave., LLC
1920 Main St, Suite 400,
Irvine, California 92614
	Attention:	Kent Eikanas
	Facsimile:	(949) 852-2734
	E-Mail:	keikanas@crefunds.com

with a copy to:

Hanson Bridgett LLP
425 Market Street, 26th Floor
San Francisco, California 94105
	Attention:	Jennifer Berland
	Facsimile:	(415) 541-9366
	E-Mail:	jberland@hansonbridgett.com

If to Lender:	General Electric Capital Corporation
1901 Main Street, 7th Floor
Irvine, California 92614
	Attention:	Asset Manager (Cornerstone/Western Ave.)
	Facsimile:	(949) 477-0903
	E-Mail:	kurt.stuart@ge.com

with a copy to:

General Electric Capital Corporation
c/o GE Capital Real Estate - Legal
500 West Monroe Street, 15th Floor
Chicago, Illinois 60661
	Attention:	Legal Counsel (Cornerstone/Western Ave.)
	Facsimile:	(312) 463-2252
	E-Mail:	pamela.kain@ge.com

with a copy to:

Sheppard, Mullin, Richter & Hampton LLP
650 Town Center Drive, 4th Floor
Costa Mesa, California 92626
	Attention:	Steven Cardoza, Esq.
	Facsimile:	(714) 424-8234
	E-Mail:	scardoza@sheppardmullin.com

Any notice so addressed and sent by United States mail or overnight courier shall be deemed to be given on the earliest of (1) when actually delivered, (2) on the first Business Day after deposit with an overnight air courier service, or (3) on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee (except as otherwise provided in the Mortgage). Any notice so delivered in person shall be deemed to be given when receipted for by, or actually received by Lender or Borrower, as the case may be. If given by facsimile, a notice shall be deemed given and received when the facsimile is transmitted to the party's facsimile number specified above and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1. If given by electronic mail, a notice shall be deemed given and received when the electronic mail is transmitted to the recipient's electronic mail address specified above and electronic confirmation of receipt (either by reply from the recipient or by automated response to a request for delivery receipt) is received by the sending party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provided in this Section 12.1. Except for facsimile and electronic mail notices sent as expressly described above, no notice hereunder shall be effective if sent or delivered by electronic means. Either party may designate a change of address by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

Section 12.2        Amendments, Waivers, References.

(1)         This Agreement and any other Loan Document may be amended, modified or supplemented only by a written instrument signed by Borrower and Lender. No waiver of any provision of the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought.

(2)         This Agreement and the other Loan Documents shall not be executed, entered into, altered, amended, or modified by electronic means. Without limiting the generality of the foregoing, Borrower and Lender hereby agree that no exchange of electronic correspondence between the parties shall operate to amend, modify or waive any term or provision of any Loan Document.

(3)         Any reference to a Loan Document, whether in this Agreement or in any other Loan Document, shall be deemed to be a reference to such Loan Document as it may hereafter from time to time be amended, modified, supplemented and restated in accordance with the terms hereof.

Section 12.3        Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrower and Lender with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loan would be usurious under applicable law, then, notwithstanding anything to the contrary in the Loan Documents: (1) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Note by the holder thereof (or, if the Note has been paid in full, refunded to Borrower); and (2) if maturity is accelerated by reason of an election by Lender, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Note (or, if the Note has been paid in full, refunded to Borrower). The terms and provisions of this Section 12.3 shall control and supersede every other provision of the Loan Documents. If at any time the laws of the United States of America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by applicable state law (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents.

Section 12.4         Invalid Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

Section 12.5         Reimbursement of Expenses. Borrower shall pay or reimburse Lender on demand for (1) all costs and expenses incurred by Lender in connection with the negotiation, documentation, closing, disbursement and administration of the Loan, including fees and expenses of Lender's attorneys and Lender's environmental, engineering, accounting and other consultants; fees, charges and taxes for the recording or filing of Loan Documents; financial investigation, audit and inspection fees and costs; settlement of condemnation and casualty awards; title search costs, premiums for title insurance and endorsements thereto; and fees and costs for UCC and litigation searches and background checks; and (2) all amounts expended, advanced or incurred by Lender to collect the Note, or to enforce the rights of Lender under this Agreement or any other Loan Document, to defend or assert the rights, claims and actions of Lender under the Loan Documents or with respect to the Collateral (by litigation or other proceedings) or to defend any claims asserted against Lender by Borrower or any Borrower Party with respect to the Loan, the Loan Documents, the Collateral or the transactions contemplated hereby, which amounts will include all court costs, attorneys' fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by Lender in connection with any such matters (whether or not litigation is instituted), together with interest at the Default Rate on each such amount from the date of disbursement until the date of reimbursement to Lender, all of which shall constitute part of the Loan and shall be secured by the Loan Documents.

Section 12.6         Approvals; Third Parties; Conditions. All rights retained or exercised by Lender to review or approve leases, contracts, plans, studies and other matters, including Borrower's and any other Person's compliance with the provisions of Article 9 and compliance with laws applicable to Borrower, the Project or any other Person, are solely to facilitate Lender's credit underwriting, and shall not be deemed or construed as a determination that Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Lender and Borrower and may not be enforced, nor relied upon, by any Person other than Lender and Borrower. All conditions of the obligations of Lender hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Lender, its successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time in Lender's sole discretion.

Section 12.7        Lender Not in Control; No Partnership.

(1)         None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the right or power to exercise control over the affairs or management of Borrower. The power of Lender is limited to the right to exercise the rights and remedies under the Loan Documents.

(2)         Borrower and Lender agree that the relationship between Borrower and Lender is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall be deemed or construed, to create, and Lender and Borrower disclaim any intention to create, a partnership, joint venture, agency or common interest in profits or income between Lender and Borrower, or to create an equity in the Project in Lender, or any sharing of liabilities, losses, costs or expenses. Lender neither undertakes nor assumes any responsibility or duty to Borrower, to any direct or indirect constituent partners, members, stockholders or investors in Borrower (each, a "Borrower Investor") or to any other Person with respect to the Collateral or the Loan, except as expressly provided in the Loan Documents. Notwithstanding any other provision of the Loan Documents: (a) Lender is not, nor shall be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind in Borrower or any Borrower Investor or Borrower Party, and Lender does not intend to ever assume such status; (b) Lender shall in no event be liable for any debts, expenses or losses incurred or sustained by Borrower or any Borrower Investor or Borrower Party; and (c) Lender shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or any Borrower Investor or Borrower Party.

(3)         Borrower and Lender acknowledge that Lender or one or more of its Affiliates may now or hereafter be an indirect investor in Borrower or Affiliates of Borrower (each, a "Lender Investment"). No such present or future Lender Investment shall terminate, qualify, impair or otherwise affect in any manner the obligations, agreements and understandings of Borrower and Lender set forth in Section 12.7(1) and Section 12.7(2). Without limiting the foregoing, Borrower represents and warrants that (a) Borrower was not required, compelled or influenced to enter into this Agreement or otherwise obtain the Loan by any existing Lender Investment or the prospect of any future Lender Investment, and (b) any return or payment made on, or loss incurred as the result of, any Lender Investment shall not be taken into account with respect to the obligations of Borrower under this Agreement or with respect to the Loan, and with respect to both (a) and (b) above, Borrower covenants and agrees that it shall forever be estopped from asserting to the contrary. Borrower hereby WAIVES AND RELEASES any offsets, defenses, claims (including claims of equitable subordination in any bankruptcy proceeding involving Borrower or its assets) or counterclaims to the payment of the Loan, to the enforcement of Borrower's other obligations under the Loan Documents, to the priority of the Liens of the Loan Documents or to Lender's exercise of remedies against the Collateral to the extent such offsets, defenses, claims or counterclaims are based on the existence of, or the prospect of, any Lender Investments (collectively, "Lender Investment Claims"). Borrower shall indemnify, defend and hold Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs and disbursements (including the reasonable fees and actual expenses of their counsel) of any kind or nature whatsoever, as a result of the assertion of any Lender Investment Claims by Borrower, any Borrower Party or any other Affiliate of Borrower.

Section 12.8        Time of the Essence. Time is of the essence with respect to this Agreement.

Section 12.9        Successors and Assigns; Secondary Market Transactions.

(1)         This Agreement shall be binding upon and inure to the benefit of Lender and Borrower and their respective successors and permitted assigns, provided that neither Borrower nor any other Borrower Party shall, without the prior written consent of Lender, assign any rights, duties or obligations hereunder.

(2)         Borrower acknowledges that Lender and its successors and assigns may without notice to or consent from Borrower (a) sell this Agreement, the Mortgage, the Note, the other Loan Documents, and any and all servicing rights thereto, or any portions thereof, to one or more investors, (b) participate and/or syndicate the Loan to one or more investors, (c) deposit this Agreement, the Note and the other Loan Documents, or any portions thereof, with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (d) otherwise sell, transfer or assign the Loan or interests therein in one or more transactions to investors (the transactions referred to in clauses (a) through (d) are hereinafter each referred to as a "Secondary Market Transaction"). Borrower shall reasonably cooperate with Lender in effecting any such Secondary Market Transaction and shall reasonably cooperate and use all reasonable efforts to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by any participant, investor, purchaser or any rating agency involved in any Secondary Market Transaction (including delivery of opinions of counsel in form and substance similar to the opinions of counsel delivered to Lender on the Closing Date). Borrower shall provide such information and documents relating to Borrower, the Guarantors and the Project as Lender may reasonably request in connection with such Secondary Market Transaction. In addition, Borrower shall make available to Lender all information concerning the Project, its business and operations that Lender may reasonably request. Lender shall be permitted to share all information with the participants, investors, purchasers, investment banking firms, rating agencies, accounting firms, law firms and third-party advisory firms involved with the Loan and Loan Documents or the applicable Secondary Market Transaction (collectively, "Interested Parties"). Lender and all of the Interested Parties shall be entitled to rely on the information supplied by or on behalf of Borrower. Borrower and each Borrower Party agrees that Lender shall have no liability whatsoever as a result of delivering any such information to any Interested Party, and Borrower and the other Borrower Parties, on behalf of themselves and their successors and assigns, hereby release and discharge Lender from any and all liabilities, claims, damages, or causes of action arising out of, connected with or incidental to the delivery of any such information to any Interested Party. Borrower also agrees to execute any amendment of or supplement to this Agreement and the other Loan Documents as Lender may reasonably request in connection with any Secondary Market Transaction, provided that such amendment or supplement does not change the economic terms of the Loan, or increase, in any material respect, Borrower's or any Borrower Party's duties, responsibilities or liabilities under the Loan Documents, or reduce, in any material respect, the rights of Borrower or any Borrower Party under the Loan Documents.

(3)        Lender shall have the right, at any time (whether prior to, in connection with, or after any Secondary Market Transaction), with respect to all or any portion of the Loan, to modify, split and/or sever all or any portion of the Loan; provided, however, in each such instance the outstanding principal balance of the Notes evidencing the Loan (or components of such Notes) immediately after the effective date of such modification, split or severance equals the outstanding principal balance of the Loan immediately prior to such modification, split or severance, and if such Notes have different stated interest rates, the weighted average of the interest rates for all such Notes (or components of such Notes) immediately after the effective date of such modification, split or severance (and at all times thereafter) equals the weighted average of the interest rates of the Notes immediately prior to such modification, split or severance. Without limiting the foregoing, Lender may (a) cause the Note and the Mortgage (and the other collateral documents now or hereafter executed to secure, or to perfect a security interest granted to secure, any or all of the Loan) to be split into a first and second priority mortgage loan, (b) create one or more senior and subordinate notes and, in connection therewith, allocate some or all rights and benefits under Mortgage (and under such other collateral documents) to the holders of either such senior or subordinate notes, (c) create multiple components of the Note (and allocate or reallocate the principal balance of the Loan among such components) or (d) otherwise sever membership interests (directly or indirectly) in Borrower (i.e., a senior loan/mezzanine loan structure), in each such case, in whatever proportion and whatever priority Lender determines. Borrower (and Borrower's constituent members, if applicable) shall promptly execute such documentation as Lender may reasonably request to evidence and/or effectuate any such modification or severance.

Section 12.10      Renewal, Extension or Rearrangement. Subject to Section 12.9, all provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan.

Section 12.11       Waivers.  No course of dealing on the part of Lender, its officers, employees, consultants or agents, nor any failure or delay by Lender with respect to exercising any right, power or privilege of Lender under any of the Loan Documents, shall operate as a waiver thereof.

Section 12.12         Cumulative Rights. Rights and remedies of Lender under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 12.13         Singular and Plural. Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.

Section 12.14         Phrases. When used in this Agreement and the other Loan Documents, the phrase "including" shall mean "including, but not limited to," the phrase "satisfactory to Lender" shall mean "in form and substance satisfactory to Lender in all respects," the phrase "with Lender's consent" or "with Lender's approval" shall mean such consent or approval at Lender's sole discretion, and the phrase "acceptable to Lender" shall mean "acceptable to Lender at Lender's sole discretion."

Section 12.15         Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 12.16         Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 12.17         Promotional Material. Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender's own promotional and marketing activities, and describing the Loan in general terms or in detail and Lender's participation in the Loan, provided that all references to Borrower contained in any such press releases, advertisements or promotional materials shall be approved in writing by Borrower in advance of issuance. All references to Lender contained in any press release, advertisement or promotional material issued by Borrower shall be approved in writing by Lender in advance of issuance.

Section 12.18         Survival. All of the representations, warranties, covenants, and indemnities of Borrower hereunder, and under the indemnification provisions of the other Loan Documents, shall survive the repayment in full of the Loan and the release of the Liens evidencing or securing the Loan, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Project to any party, whether or not an Affiliate of Borrower.

Section 12.19         WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOAN OR THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER THIS AGREEMENT.

Section 12.20         Punitive or Consequential Damages; Waiver. Neither Lender nor Borrower shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages which may be alleged as a result of the Loan or the transaction contemplated hereby, including any breach or other default by any party hereto. Borrower represents and warrants to Lender that as of the Closing Date neither Borrower nor any Borrower Party has any claims against Lender in connection with the Loan.

Section 12.21         Governing Law. Except as expressly set forth in the definition of "UCC" in the Mortgage, the validity, construction, enforcement, interpretation and performance of the Loan Documents, and any claim, controversy or dispute arising under or related to any of the Loan Documents, the transactions contemplated thereby or the rights, duties and relationship of the parties thereto, shall be governed by the laws of the State of California, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America.

Section 12.22         Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between Lender and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof, including any commitment letter (if any) issued by Lender with respect to the Loan and any confidentiality agreements previously executed by the parties with respect to the Loan. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. If any conflict or inconsistency exists between this Agreement and any of the other Loan Documents, the terms of this Agreement shall control.

Section 12.23         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 12.24         Brokers. Borrower hereby represents to Lender that Borrower has not dealt with any broker, underwriters, placement agent, or finder in connection with the transactions contemplated by this Agreement and the other Loan Documents, other than Johnson Capital (the "Broker"). Borrower hereby agrees to pay all fees and commissions due and payable to Broker and to indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower in connection with the transactions contemplated herein.

Section 12.25         Claims Against Lender. Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the default claimed by Borrower shall have been given to Lender within three (3) months after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claimed default and Lender does not remedy or cure the default, if any default actually exists, promptly thereafter. Borrower waives any claim, set-off or defense against Lender arising by reason of any alleged default by Lender as to which Borrower does not give such notice timely as required by this Section 12.25. Borrower acknowledges that such waiver is or may be essential to Lender's ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrower with regard to the Loan. No Borrower Party or tenant of the Project is intended to have any rights as a third-party beneficiary of the provisions of this Section 12.25.

ARTICLE 13

LIMITATIONS ON LIABILITY

Section 13.1         Limitation on Liability.

(1)          Except as provided below in this Section 13.1, Borrower shall not be personally liable for amounts due under the Loan Documents.

(2)          Borrower shall be personally liable to Lender for any deficiency, loss or damage suffered by Lender because of: (a) Borrower's commission of a criminal act; (b) the failure by Borrower or any Borrower Party to apply any funds derived from the Project, including Operating Revenues, security deposits, insurance proceeds and condemnation awards, as required by the Loan Documents; (c) the fraud or misrepresentation by Borrower or any Borrower Party made in or in connection with the Loan Documents or the Loan; (d) Borrower's collection of rents more than one month in advance or entering into, modifying or canceling leases (excluding the exercise by any tenant of a unilateral cancellation right expressly set forth a lease approved by Lender), or receipt of monies by Borrower or any Borrower Party in connection with the modification or cancellation of any leases, in violation of this Agreement or any of the other Loan Documents; (e) Borrower's interference with Lender's exercise of rights under the Assignment of Rents and Leases; (f) Borrower's failure to turn over to Lender all tenant security deposits upon Lender's demand following an Event of Default; (g) Borrower's failure to timely renew any letter of credit issued in connection with the Loan (for the avoidance of doubt, the parties acknowledge that, as of the Closing Date, no letters of credit are required in connection with the Loan); (h) Borrower's failure to maintain insurance as required by this Agreement or to pay any taxes or assessments affecting the Project; (i) damage or destruction to the Project caused by the negligent or intentional acts or omissions of Borrower, its agents, employees, or contractors (excluding any negligent acts or omissions that are fully covered by Borrower's insurance); (j) Borrower's failure to perform its obligations with respect to environmental matters under Article 5; (k) Borrower's failure to pay for any loss, liability or expense incurred by Lender arising out of any Lender Investment Claim or any other claim or allegation made by Borrower, its successors or assigns, or any creditor of Borrower, that this Agreement or the transactions contemplated by the Loan Documents establish a joint venture, partnership or other similar arrangement between Borrower and Lender; or (l) any brokerage commission or finder's fees claimed in connection with the transactions contemplated by the Loan Documents. Borrower also shall be personally liable to Lender for any and all attorneys' fees and expenses and court costs incurred by Lender in enforcing this Section 13.1(2) or otherwise incurred by Lender in connection with any of the foregoing matters, regardless of whether such matters are legal or equitable in nature or arise under tort or contract law.

(3)         Notwithstanding anything to the contrary contained in the Loan Documents, the limitation on Borrower's liability contained in Section 13.1(1) SHALL BECOME NULL AND VOID and shall be of no further force and effect if:

(a)       any Transfer in violation of the Loan Documents occurs;

(b)       Borrower files a petition under the United States Bankruptcy Code or similar state insolvency laws; or

(c)       Borrower becomes the subject of an involuntary proceeding under the United States Bankruptcy Code or similar state insolvency laws, and either (i) Borrower or any Affiliate of Borrower conspired or cooperated with, or solicited, one or more creditors of Borrower to commence such involuntary proceeding, or (ii) the claims of one or more of the creditors of Borrower that commenced such involuntary proceeding arise from Debts incurred by Borrower in violation of this Agreement, or (iii) Borrower fails to use commercially reasonable efforts to obtain a dismissal of such involuntary proceeding.

(4)         The limitation on Borrower's personal liability in Section 13.1(1) shall not modify, diminish or discharge the personal liability of any Guarantor.

(5)         Nothing in this Section 13.1 shall be deemed to be a waiver of any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the United States Bankruptcy Code, as such sections may be amended, or corresponding or superseding sections of the Bankruptcy Amendments and Federal Judgeship Act of 1984, to file a claim for the full amount due to Lender under the Loan Documents or to require that all Collateral shall continue to secure the amounts due under the Loan Documents.

Section 13.2         Limitation on Liability of Lender's Officers, Employees, Etc.  Any obligation or liability whatsoever of Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Lender's assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Lender's shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

[Remainder of page intentionally left blank.]

EXECUTED as of the date first written above.

LENDER:

GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation

By:	/s/ David R. Martindale
	Name:	David R. Martindale
	Title:	Managing Director

BORROWER:

COP – WESTERN AVE., LLC, a California limited liability company

By:	Cornerstone Operating Partnership, L.P., a Delaware limited partnership, its Sole Member

	By:	Cornerstone Core Properties REIT, Inc., a Maryland corporation, its General Partner

		By:	/s/ Kent Eikanas
			Name:	Kent Eikanas
			Title:	President and Chief Operating Officer

S-1

EXHIBIT A

LEGAL DESCRIPTION OF PROJECT

That certain real property located in the City of Torrance, County of Los Angeles, State of California, and is described as follows:

PARCEL A:

THOSE PORTIONS OF LOTS 18, 19 AND 20 OF TRACT NO. 52172-02, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 1238 PAGES 17 TO 22, INCLUSIVE, OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, AS DESCRIBED AS PARCEL 3 IN EXHIBIT "A" OF THAT CERTAIN CERTIFICATE OF COMPLIANCE FOR LOT LINE ADJUSTMENT 99-2594, RECORDED DECEMBER 8, 2000 AS INSTRUMENT NO. 00-1917705, OFFICIAL RECORDS AND BEING MORE PARTICULARLY DESCRIBED AS A WHOLE AS FOLLOWS:

COMMENCING AT THE NORTHEAST CORNER OF SAID LOT 18; THENCE ALONG THE NORTHERLY LINE OF SAID LOT 18, SOUTH 86° 30’ 05" WEST 0.67 FEET TO THE TRUE POINT OF BEGINNING; THENCE LEAVING SAID NORTHERLY LINE OF LOT 18, "SOUTH" 798.54 FEET TO THE SOUTHERLY LINE OF SAID LOT 20; THENCE ALONG THE SOUTHERLY LINE OF SAID LOT 20, SOUTH 89° 59’ 31" WEST 346.30 FEET TO THE SOUTHWEST CORNER OF SAID LOT 20; THENCE ALONG THE WESTERLY LINE OF SAID LOTS 18, 19, AND 20, NORTH 00° 23’ 15" WEST 690.86 FEET; THENCE NORTH 89° 36’ 45" EAST 1.89 FEET TO A POINT OF A NON TANGENT CURVE CONCAVE SOUTHEASTERLY, HAVING A RADIUS OF 90.00 FEET, A RADIAL LINE TO SAID POINT BEARS SOUTH 88° 54’ 26" WEST; THENCE NORTHEASTERLY ALONG SAID CURVE, THROUGH A CENTRAL ANGLE OF 87° 35’ 39", AN ARC LENGTH OF 137.59 FEET; THENCE ALONG THE NORTHERLY LINE OF SAID LOT 18, NORTH 86° 30’ 05" EAST 265.09 FEET TO THE TRUE POINT OF BEGINNING.

PARCEL B:

EASEMENTS FOR VEHICULAR AND PEDESTRIAN INGRESS AND EGRESS, DRAINAGE, FIRE HYDRANTS, UNDERGROUND UTILITIES, AND REFUSE ENCLOSURE AS CREATED BY THAT CERTAIN DECLARATION AND GRANT OF EASEMENTS AND RECIPROCAL EASEMENT AGREEMENT, RECORDED SEPTEMBER 21, 2000 AS INSTRUMENT NO. 00-1482684, OVER PORTIONS OF CERTAIN PARCELS OF LAND DESCRIBED AS PARCELS 1 AND 2 IN EXHIBIT "A" OF THAT CERTAIN CERTIFICATE OF COMPLIANCE FOR LOT LINE ADJUSTMENT 99-2594, RECORDED DECEMBER 8, 2000 AS INSTRUMENT NO. 00-1917705, AS MORE PARTICULARLY DESCRIBED IN SAID DECLARATION, UPON THE TERMS, COVENANTS AND PROVISIONS THEREIN CONTAINED, AS AMENDED BY A DOCUMENT ENTITLED "FIRST AMENDMENT TO DECLARATION GRANT OF EASEMENTS AND RECIPROCAL EASEMENT AGREEMENT", RECORDED DECEMBER 19, 2000 AS INSTRUMENT NO. 00-1975273.

EXHIBIT A – Page 1

PARCEL C:

THOSE CERTAIN EASEMENT RIGHTS AS CREATED BY THAT CERTAIN DOCUMENT ENTITLED "DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS FOR HARBOR GATEWAY CENTER, INDUSTRIAL TRACT PARCEL", RECORDED AUGUST 6, 1999 AS INSTRUMENT NO. 99-1483487, AS AMENDED BY DOCUMENTS RECORDED DECEMBER 10, 1999 AS INSTRUMENT NOS. 99-2285253, 99-2285254, AND 99-2285255, AFFECTING THE COMMON AREA, AS DEFINED THEREIN. SUBJECT TO THE TERMS, COVENANTS AND PROVISIONS CONTAINED THEREIN.

EXHIBIT A – Page 2

EXHIBIT B

BUDGET

Sources
GECC Loan
- Initial Advance	$8,900,000
- Subsequent Advances	$720,000

Borrower's Funds	$10,408,200

Total Sources:	$20,028,200

Uses

Equity Reimbursement for Acquisition	$19,050,000

Interest Reserve	$120,000

Fujitsu Tenant Improvements	$600,000

Origination Fee	$96,200

Closing Costs	$162,000

Total Uses:	$20,028,200

EXHIBIT B

SCHEDULE 2.1

ADVANCE CONDITIONS

Part A - Conditions to Initial Advance

Part B - General Conditions

Part C - Improvements Advances

PART A. CONDITIONS TO INITIAL ADVANCE

The initial advance of the Loan shall be subject to the terms of any commitment letter (if any) issued by Lender with respect to the Loan, and Lender's receipt, review, approval and/or confirmation of the following, at Borrower's cost and expense, each in form and content satisfactory to Lender in its sole discretion:

1.          The Underwritten NOI of the Project generates a Cash on Cash Return of at least 6.5% and a Debt Service Coverage of at least 1.37:1.0.

2.          The LTV Ratio does not exceed 75%.

3.          Borrower's cash equity in the Project is at least $10,000,000.

4.          The Loan Documents, executed by Borrower and, as applicable, each Borrower Party and each other party thereto.

5.          The Origination Fee of $96,200.00 in cash.

6.          An ALTA (or equivalent) mortgagee policy of title insurance in the maximum amount of the Loan, with reinsurance and endorsements as Lender may require, containing no exceptions to title (printed or otherwise) which are unacceptable to Lender, and insuring that the Mortgage is a first-priority Lien on the Project and related collateral.

7.          All documents evidencing the formation, organization, valid existence, good standing, and due authorization of and for Borrower and each Borrower Party and the authorization for the execution, delivery, and performance of the Loan Documents by Borrower and each Borrower Party.

8.          Legal opinions issued by counsel for Borrower and each Borrower Party, opining as to the due organization, valid existence and good standing of Borrower and each Borrower Party, and the due authorization, execution, delivery, enforceability and validity of the Loan Documents with respect to, Borrower and each Borrower Party; that the Loan, as reflected in the Loan Documents, is not usurious; to the extent that Lender is not otherwise satisfied, that the Project and its use is in full compliance with all legal requirements; and as to such other matters as Lender and Lender's counsel reasonably may specify.

Schedule 2.1 - Page 1

9.          Current UCC searches for Borrower and the immediately preceding owner of the Project.

10.         Evidence of insurance as required by this Agreement, and conforming in all respects to the requirements of Lender.

11.         A current ALTA/ACSM land title survey of the Project, dated or updated to a date not earlier than thirty (30) days prior to the date hereof, certified to Lender and the issuer of Lender's title insurance, prepared by a licensed surveyor acceptable to Lender and such title insurer, and conforming to Lender's current standard survey requirements.

12.         A current engineering report or architect's certificate with respect to the Project, covering, among other matters, inspection of heating and cooling systems, roof and structural details, and showing no failure of compliance with building plans and specifications, applicable legal requirements (including requirements of the Americans with Disabilities Act) and fire, safety and health standards. Such report shall also include an assessment of the Project's tolerance for earthquake and seismic activity.

13.         A current Site Assessment.

14.         A current rent roll of the Project, which Borrower or the current owner of the Project shall represent and warrant is true and correct. Such rent roll shall include the following information: (a) tenant names; (b) unit/suite numbers; (c) area of each demised premises and total area of the Project (stated in net rentable square feet); (d) rental rate (including escalations) (stated in gross amount and in amount per net rentable square foot per year); (e) lease term (commencement, expiration and renewal options); (f) expense pass-throughs; (g) cancellation/termination provisions; (h) security deposit; and (i) material operating covenants and co-tenancy clauses. In addition, Borrower shall provide Lender with a copy of the standard lease form to be used by Borrower in leasing space in the Project, and, at Lender's request, true and correct copies of all leases of the Project.

15.         A copy of the Management Agreement, certified by Borrower as being true, correct and complete.

16.         Borrower's deposit with Lender of the amount required by Lender to impound for taxes and assessments and insurance under Article 3 and to fund any other required escrows or reserves.

17.         Evidence that the Project and the operation thereof comply with all legal requirements, including that all requisite certificates of occupancy, building permits, and other licenses, certificates, approvals or consents required of any governmental authority have been issued without variance or condition and that there is no litigation, action, citation, injunctive proceedings, or like matter pending or threatened with respect to the validity of such matters. At Lender's request, Borrower shall furnish Lender with a zoning endorsement to Lender's title insurance policy, zoning letters from applicable municipal agencies, and utility letters from applicable service providers.

Schedule 2.1 - Page 2

18.         No change shall have occurred in the financial condition of Borrower or any Borrower Party or in the Underwritten NOI of the Project, or in the financial condition of any major or anchor tenant, which would have, in Lender's sole judgment, a material adverse effect on the Project or on Borrower's or any Borrower Party's ability to repay the Loan or otherwise perform its obligations under the Loan Documents.

19.         No condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against the Project; the Project shall not have suffered any significant damage by fire or other casualty which has not been repaired; no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any governmental authority or other third party, which would have, in Lender's judgment, a material adverse effect on Borrower, any Borrower Party or the Project.

20.         All fees and commissions payable to real estate brokers, mortgage brokers, or any other brokers or agents in connection with the Loan or the acquisition of the Project have been paid, such evidence to be accompanied by any waivers or indemnifications deemed necessary by Lender.

21.         The Budget showing all sources of funds and total costs relating to closing of the proposed transaction, all uses of the initial advance, and amounts allocated for future advances (if any).

22.         Payment of Lender's costs and expenses in underwriting, documenting, and closing the transaction, including fees and expenses of Lender's inspecting engineers, consultants, and outside counsel.

23.         Estoppel certificates and subordination, non-disturbance and attornment agreements from tenants, as requested by Lender.

24.         Such credit checks, background investigations and other information required by Lender regarding Borrower, each Borrower Party and any other Person holding a direct or indirect interest in Borrower, including such additional information as Lender may request regarding compliance by Borrower, and by direct and indirect interest holders in Borrower, with the provisions of Article 9.

25.         Such other documents or items as Lender or its counsel may require.

26.         The representations and warranties contained in this Loan Agreement and in all other Loan Documents are true and correct.

27.         No Potential Default or Event of Default shall have occurred or exist.

Schedule 2.1 - Page 3

PART B. GENERAL CONDITIONS

Each advance of the Loan from the Interest Reserve and Fujitsu Tenant Improvements line items of the Budget shall be shall be subject to Lender's receipt, review, approval and/or confirmation of the following, each in form and content satisfactory to Lender in its sole discretion:

1.          There shall exist no Potential Default or Event of Default (currently and after giving effect to the requested advance).

2.          The representations and warranties contained in this Agreement and in all other Loan Documents are true and correct as of the date of the requested advance.

3.          Such advance shall be secured by the Loan Documents, subject only to those exceptions to title approved by Lender at the time of Loan closing, as evidenced by title insurance endorsements satisfactory to Lender.

4.          Borrower shall have paid Lender's costs and expenses in connection with such advance (including title charges, and costs and expenses of Lender's inspecting engineer and attorneys).

5.          No change shall have occurred in the financial condition of Borrower or any Borrower Party, or in the Underwritten NOI of the Project, or in the financial condition of any major or anchor tenant, which would have, in Lender's sole judgment, a material adverse effect on the Loan, the Project, or Borrower's or any Borrower Party's ability to perform its obligations under the Loan Documents.

6.          Borrower shall have delivered to Lender all information requested by Lender pursuant to Article 9 and all Interest Holder certifications then required under Section 8.1.

7.          No condemnation or adverse, as determined by Lender, zoning or usage change proceeding shall have occurred or shall have been threatened against the Project; the Project shall not have suffered any damage by fire or other casualty which has not been repaired or is not being restored in accordance with this Agreement; no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any governmental authority, which would have, in Lender's judgment, a material adverse effect on the Project or Borrower's or any Borrower Party's ability to perform its obligations under the Loan Documents.

8.          Lender shall have no obligation to make any additional advance for less than $20,000, except for the final additional advance; provided, however, that the foregoing minimum advance amount shall not apply to advances from the Interest Reserve line item of the Budget.

9.          Lender shall have no obligation to make advances more often than once in any one-month period.

10.         Lender shall not under any circumstances be obligated to make (a) any advance from the Interest Reserve line item of the Budget after March 5, 2013 or (b) any advance from the Fujitsu Tenant Improvements line item of the Budget after June 30, 2013.

Schedule 2.1 - Page 4

11.         At the option of Lender (a) each advance request shall be submitted to Lender at least ten (10) Business Days prior to the date of the requested advance, and (b) all advances shall be made at the address of Lender set forth in Section 12.1 or at such other place as Lender may designate unless Lender exercises its option to make an advance directly to the Person to whom payment is due.

12.         Borrower shall immediately deposit all proceeds of the Loan advanced by Lender in a separate and exclusive account to be used solely for the purposes specified in this Agreement and in Borrower's advance request and, upon Lender's request, shall promptly furnish Lender with evidence thereof.

Each request for and acceptance of a Loan advance shall be deemed to constitute, as of the date of such request or acceptance, a representation and warranty by Borrower that the statements contained in paragraphs 2 and 3 above are true and correct.

PART C. INTEREST RESERVE ADVANCES

Each advance of the Loan from the Interest Reserve line item of the Budget also shall be subject to Lender's receipt of evidence reasonably satisfactory to Lender that Operating Revenues are insufficient (after payment of current Operating Expenses) to pay Debt Service then owing on the Loan. For purposes of this paragraph, any amounts paid by Borrower into the Capital Replacements Reserve described in Schedule 2.4(1) shall not be included within Operating Expenses.

PART D. IMPROVEMENTS ADVANCES

Each advance of the Loan from the Fujitsu Tenant Improvements line item of the Budget, and each advance of funds from the Capital Replacements Reserve, shall be made on the following terms and conditions:

1.          Each request for such an advance shall specify the amount requested, shall be on forms satisfactory to Lender, and shall be accompanied by appropriate invoices, bills paid affidavits, lien waivers, title updates, endorsements to the title insurance, and other documents as may be required by Lender. Such advances may be made, at Lender's election, either: (a) in reimbursement for expenses paid by Borrower, or (b) for payment of expenses incurred and invoiced but not yet paid by Borrower, or (c) with respect to tenant improvements, by funding allowances for tenant improvements (the "Fujitsu TI's") undertaken to be constructed by Fujitsu Ten Corp. of America ("Fujitsu") and completed in accordance with its lease with Borrower dated May 1, 2012 (the "Fujitsu Lease"). Lender, at its option and without further direction from Borrower, may disburse any advance to the Person to whom payment is due or through an escrow satisfactory to Lender. Borrower hereby irrevocably directs and authorizes Lender to so advance the proceeds of the Loan or the Capital Replacements Reserve, as applicable. All sums so advanced from the Fujitsu Tenant Improvements line item shall constitute advances of the Loan and shall be secured by the Loan Documents. Lender may, at Borrower's expense, conduct an audit, inspection, or review of the Project to confirm the amount of the requested advance.

Schedule 2.1 - Page 5

2.          Borrower shall have submitted and Lender shall have approved (a) for capital replacements work only, the improvements to be constructed, (b) for capital replacements work only, the plans and specifications for such improvements, which plans and specifications may not be changed without Lender's prior written consent, and (c) if requested by Lender, each contract or subcontract for an amount in excess of $20,000 for the performance of labor or the furnishing of materials for such improvements.

3.          Borrower shall have submitted and Lender shall have approved the time schedule for completing the capital replacements work. After Lender's approval of a detailed budget for such capital replacements work, such budget may not be changed without Lender's prior written consent. If the estimated cost of such capital replacements work exceeds the unadvanced portion of the amount allocated therefor in the approved budget, then Borrower shall provide such security as Lender may require to assure the Lien-free completion of such work before the scheduled completion date.

4.          If requested by Lender, Borrower shall have delivered to Lender reasonably satisfactory evidence that Fujitsu has satisfied the conditions under the Fujitsu Lease for the tenant improvement allowance disbursement that corresponds to Borrower's requested Loan advance.

5.          All Fujitsu TI's constructed prior to the date an advance is requested shall be completed to the satisfaction of Lender and Lender's engineer and in accordance with the plans and budget for such work and all legal requirements. If Lender wishes to conduct an inspection of the Fujitsu premises at the Project to confirm satisfaction of the foregoing condition, Lender shall endeavor to coordinate such inspection with any inspection planned by Borrower, and shall otherwise use commercially reasonable efforts to schedule any such inspection so as to minimize any disruption in Fujitsu’s tenant improvement work and allow Borrower to meet its funding obligations under the Fujitsu Lease in a timely manner (provided Borrower has timely satisfied all of its obligations under this Agreement with respect to the requested Loan advance).

6.          All capital replacements work constructed prior to the date an advance is requested shall be completed to the satisfaction of Lender and Lender's engineer and in accordance with the plans and budget for such work, as approved by Lender, and all legal requirements.

7.          Borrower shall not use any portion of any advance for payment of any other cost except as specifically set forth in a request for advance approved by Lender in writing.

8.          Each advance, except for a final advance, shall be in the amount of actual costs incurred less ten percent (10%) of such costs as retainage to be advanced as part of a final advance.

9.          No funds will be advanced for materials stored at the Project unless Borrower furnishes Lender satisfactory evidence that such materials are properly stored and secured at the Project.

Schedule 2.1 - Page 6

10.         Borrower shall have submitted to Lender evidence (including canceled checks, invoices and receipts) satisfactory to Lender that the proceeds of all prior advances have been used for the purposes for which such advances were requested.

11.         As a condition to funding the final advance for the Fujitsu TI's:

(a)       Fujitsu is in occupancy, has accepted the leased premises and is paying rent under the Fujitsu Lease, without offset, credit or defense, as evidenced by a tenant estoppel certificate executed by Fujitsu, addressed to Lender, in form satisfactory to Lender;

(b)       the brokers to whom lease commissions are payable (if any) have acknowledged payment in full of all commissions due with respect to the lease in question and have released Lender, Borrower, the Project and the lease from all commissions due with respect to such lease; and

(c)       Borrower shall have furnished Lender with (i) a true and correct copy of the final and unconditional certificate of occupancy for the space under said lease, issued without restriction by the appropriate governmental authority having jurisdiction over the Project; and (ii) final original lien waivers executed by each contractor, subcontractor and materialmen supplying labor or materials for the Fujitsu TI's;

provided, however, that if any Loan funds remain undisbursed in the Fujitsu Tenant Improvements line item of the Budget after either (x) the Fujitsu TI's have been completed in accordance with the Fujitsu Lease and the foregoing requirements, and all of Borrower's tenant improvement allowance obligations with respect thereto have been fully satisfied, or (y) the time period during which Fujitsu is entitled to seek disbursements of the tenant improvement allowance under the Fujitsu Lease has expired, and Borrower has no further obligation to fund any such tenant improvements allowance disbursements, then upon Borrower's request (and satisfaction of the conditions set forth in Part B), Lender shall advance to Borrower the remaining Loan funds in such line item.

Schedule 2.1 - Page 7

SCHEDULE 2.3(4)

LIBOR BREAKAGE AMOUNT DEFINITION

The "Libor Breakage Amount" means the sum on the date of prepayment of each Libor Monthly Interest Shortfall (as hereinafter defined) for the remaining term of the then current Interest Period; provided, however, that if the difference between (1) the Libor Rate in effect for the then current Interest Period (or the Libor Floor Rate, if greater) and (2) the Libor Replacement Rate (as hereinafter defined) is one-half of one percent (0.5%) or less, then notwithstanding anything to the contrary contained in this Schedule 2.3(4), the Libor Breakage Amount shall be deemed to be zero.

The "Libor Monthly Interest Shortfall" will be calculated by Lender for each monthly payment date through and including the monthly payment date immediately following the end of the then current Interest Period and means the product of (1) the prepaid principal balance of the Loan divided by 12, and (2) the positive result, if any, from (a) the Libor Rate in effect for the then current Interest Period (or the Libor Floor Rate, if greater), plus a break contract fee of 20 basis points, minus (b) the Libor Replacement Rate (as hereinafter defined).

The "Libor Replacement Rate" means the rate calculated by linear interpolation (rounded to one thousandth of one percent (i.e., .001%)) of the rates, as listed on Reuters Screen LIBOR01 Page as of 11:00 a.m. London Time on the second (2nd) full Eurodollar Business Day next preceding the prepayment date, of the British Bankers Association LIBOR Rate (rounded upward to the nearest one sixteenth of one percent) for U.S. Dollar deposits with designated maturities (one longer and one shorter) most nearly approximating the number of days remaining in the then current Interest Period as of the prepayment date. If Reuters (a) publishes more than one (1) such Libor rate, the average of such rates shall apply, or (b) ceases to publish such Libor rate, or if in Lender's reasonable judgment the information contained on such page ceases to accurately reflect the rate offered by leading banks in the London interbank market as reported by any publicly available source of similar market data selected by Lender, such Libor rate shall be determined from such substitute financial reporting service as Lender in its discretion shall determine. The term "Eurodollar Business Day" shall mean any Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

Schedule 2.3(4) – Page 1

SCHEDULE 2.4(1)

CAPITAL REPLACEMENTS RESERVE

Capital Replacements Reserve. On January 15, 2013, and by the fifteenth (15th) day of each January thereafter, Borrower shall pay to Lender, for deposit into a capital improvements reserve established by Lender (the "Capital Replacements Reserve"), an amount equal to the positive difference between (1) the product obtained by multiplying $0.10 by the existing number of rentable square feet in the Project and (2) the sum of all expenditures by Borrower for capital improvements and replacements to the Project during the preceding calendar year which were approved in advance by Lender and not paid with disbursements from the Capital Replacements Reserve (provided that for the calendar year in which the Closing Date occurs, such amount shall be pro-rated to reflect the portion of the calendar year during which the Loan is outstanding). The Capital Replacements Reserve will be held by Lender, without interest, and may be commingled with Lender's own funds. The Capital Replacements Reserve shall be advanced by Lender to Borrower for capital improvements and capital repairs to the Project, as approved by Lender; however, funds in the Capital Replacements Reserve shall not be available for financing any of the improvements for which capital improvements advances are contemplated by the Budget. Borrower grants to Lender a security interest in the Capital Replacements Reserve. While an Event of Default or a Potential Default exists, Lender shall not be obligated to advance to Borrower any portion of the Capital Replacements Reserve, and while an Event of Default exists, Lender shall be entitled, without notice to Borrower, to apply any funds in the Capital Replacements Reserve to satisfy Borrower's obligations under the Loan Documents in such order and manner as Lender shall determine in its sole discretion. Borrower and Lender shall meet annually on a date selected by Lender to establish monthly, quarterly, and annual budgets for capital expenditures for the Project for the succeeding calendar year (the "Capital Expenditures Budget"). The Capital Expenditures Budget shall be based on the previous year's experience and an assessment of anticipated future needs, and shall be subject to Lender's approval. The Capital Replacements Reserve shall be advanced in accordance with the conditions for improvements advances under Part D of Schedule 2.1.

Schedule 2.4(1) – Page 1

SCHEDULE 4.1

ORGANIZATIONAL MATTERS

A.           Borrower's Organizational Structure.

[ORGANIZATIONAL CHART ATTACHED]

B.           Organizational Information: (Borrower and each Borrower Party).

Legal Name *	State of Incorporation or Organization	Type of Entity	State Organizational ID No. **	Federal Tax ID No.
COP – Western Ave., LLC	CA	Ltd. Liability Co.	200633210072	20-5946107
Cornerstone Operating Partnership, L.P.	DE	Ltd. Partnership	3888683	72-1589471
Cornerstone Core Properties REIT, Inc.	MD	Corporation	D10272573	73-1721791

* As it appears in official filings in the state of its incorporation or organization.

**If none issued by applicable state of organization/incorporation, insert "none issued."

C.	Location Information.

1.	Borrower:
	a.	Chief Executive Office:	1920 Main Street, Suite 400 Irvine, California 92614 Telephone No.: (949) 852-1007

	b.	Location of any prior Chief Executive Office (during last 5 years):	N/A

	c.	Other Office Location:	N/A

	d.	Location of Collateral:	At the Project and

2.	Borrower Parties (Chief Executive Office):
	a.	Cornerstone Operating Partnership, L.P.:	same as Borrower
	b.	Cornerstone Core Properties REIT, Inc.:	same as Borrower

Schedule 4.1 – Page 1

BORROWER'S ORGANIZATIONAL CHART

Schedule 4.1 – Page 2